As filed with the Securities and Exchange Commission on May 6, 2004

                                            Registration No. 333-_______________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                     CONVERSION SERVICES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)


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
         Delaware                            7379                                 20-1010495
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  State or jurisdiction of         Primary Standard Industrial                 (I.R.S Employer
incorporation or organization)      Classification Code Number)               Identification No.)
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                              100 Eagle Rock Avenue
                             East Hanover, NJ 07936
                              Phone: (973) 560-9400
                               Fax: (973) 560-9500
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive office)


                                  Scott Newman
                             Chief Executive Officer
                     Conversion Services International, Inc.
                              100 Eagle Rock Avenue
                             East Hanover, NJ 07936
                              Phone: (973) 560-9400
                               Fax: (973) 560-9500
-------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                            Douglas S. Ellenoff, Esq.
                         Ellenoff Grossman & Schole LLP
                        370 Lexington Avenue, 19th floor
                               New York, NY 10017
                              Phone: (212) 370-1300
                               Fax: (212) 370-7889

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.



If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

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--------------------------------------------- -------------------- ----------------------------- --------------------------
               TITLE OF EACH                        DOLLAR               PROPOSED MAXIMUM
            CLASS OF SECURITIES                  AMOUNT TO BE             OFFERING PRICE                 AMOUNT OF
              TO BE REGISTERED                    REGISTERED               PER UNIT(1)               REGISTRATION FEE
--------------------------------------------- -------------------- ----------------------------- --------------------------
99,506,033 shares of common stock, par
value $0.001 per share                            $15,920,965                  $.16                      $2,017.19
--------------------------------------------- -------------------- ----------------------------- --------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

The securities registered hereby will be made on a continuous or delayed basis in the future in accordance with Rule 415 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                                           Subject to Completion
                                        Preliminary Prospectus dated May 6, 2004


                        99,506,033 SHARES OF COMMON STOCK

                                       OF

                     CONVERSION SERVICES INTERNATIONAL, INC.

         This prospectus relates to the offering for resale of shares of our common stock by certain selling stockholders who received shares in both LCS Group, Inc. (hereinafter referred to as LCS) and Conversion Services International, Inc. (hereinafter referred to as CSI) in private financing transactions.

         We will bear all expenses, other than selling commissions and fees of the selling stockholders, in connection with the registration and sale of the shares being offered by this prospectus.

         Our common stock is traded on the Over The Counter Bulletin Board under the symbol "CSII.OB". The closing price of our common stock on May 5, 2004, was $.16.

         In this prospectus, the terms "CSI," "we," or "us" each refer to Conversion Services International, Inc., which was formerly known as LCS Group, Inc. In January 2004, we merged with and into a wholly-owned subsidiary of LCS. In connection with this transaction, among other things, LCS changed its name to "Conversion Services International, Inc."

         The selling stockholders who wish to sell their shares of our common stock may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY AND CONSIDER THE INFORMATION DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    Subject to Completion, dated ___ __, 2004

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                                TABLE OF CONTENTS
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                                                                                                                PAGE
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PROSPECTUS SUMMARY................................................................................................1

RISK FACTORS......................................................................................................3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS................................................................15

BUSINESS.........................................................................................................16

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS......................................................20

CHANGES  IN AND  DISAGREEMENTS  WITH  ACCOUNTANTS  ON  ACCOUNTING  AND FINANCIAL DISCLOSURE......................26

USE OF PROCEEDS..................................................................................................26

SELLING STOCKHOLDERS.............................................................................................27

PLAN OF DISTRIBUTION.............................................................................................27

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.....................................................29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................35

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.............................................................36

DESCRIPTION OF SECURITIES........................................................................................38

SHARES ELIGIBLE FOR FUTURE SALE..................................................................................39

EXPERTS..........................................................................................................39

LEGAL MATTERS....................................................................................................39

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..............................40

FINANCIAL STATEMENTS............................................................................................F-1


Any prospective investor should not rely on any information not contained in this document. We have not authorized anyone to provide any other information to the contrary. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of and on the date of this document.

                               PROSPECTUS SUMMARY

      The following summary contains basic information about us and this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. For a more complete understanding of our company, our business and a possible investment in our common stock, you should read the entire prospectus carefully, including the Risk Factors starting on page 3.

OVERVIEW OF OUR BUSINESS

      Conversion Services International, Inc. (CSI-The Center For Data Warehousing) is an information technology business providing professional services to the Fortune 1000 as well as mid-market clientele. Our core competency areas include data warehousing, business intelligence, information technology management consulting and e-business solutions. By leveraging best practices and methodologies, we help organizations set strategy to reach their goals and deliver them via best practices implementations. Our business and technology offerings help clients improve performance and maximize returns on technology investments. Our capabilities include benchmarking, tool selection, business intelligence, data warehousing, analytics, process improvement and application development and support.

OUR SERVICES

      Our data warehousing and business intelligence consulting services fall into the following categories:

      Technology Consulting

            o     Data Warehousing Design, Development and Implementation

            o     Enterprise Reporting Solutions

            o     Business Intelligence Architecture and Implementations

            o     Custom Analytics & Dashboards

            o     Data Conversions and Migrations

            o     Ad-Hoc Query and Enterprise Reporting Solutions

      Management Consulting

            o     Revenue Enhancement and Cost Justification Modeling

            o     Business Technology Alignment

            o     Outsourcing

            o     Data Quality assessments and related services

            o     Data Transformation

            o     Proof of Concept and Prototypes

            o     Quality Assurance Testing

            o     Training and Education

            o     Business Impact and Needs Analysis

            o Sarbanes-Oxley Act of 2002, the Basel Capital Accord and USA Patriot Act compliance


      Process / Best Practices Consulting

            o     Rapid Implementation Methodology

            o     Tools Analysis, Benchmarking and Selection

            o     Project Management

            o     Process and Data Modeling

            o     Data Warehouse Assessments

            o     Corporate Strategy

      For the year ended December 31, 2003, two clients accounted for approximately $6,126,000 of our revenues, which equaled approximately 43% of our total revenues. During the fiscal year ended December 31, 2002 two of our clients collectively accounted for approximately 59% of our total revenues. With the recent acquisition of new businesses and our objective of acquiring more this year, we believe that our reliance on these clients will continue to decline this year and in the future. The loss of any of our largest clients could have a material adverse effect on our business.

RECENT EVENTS

      On August 21, 2003, LCS entered into an agreement to reorganize with and into Conversion Services International, Inc. and certain affiliated stockholders of CSI. The closing of this transaction occurred in January 2004, and at that time, LCS changed its name to "Conversion Services International, Inc." and the former stockholders of CSI gained control of our Board of Directors and were issued approximately 84.3% of the outstanding shares of our common stock at that time. Due to subsequent events, that percentage of ownership has decreased.

      In May 2004, we raised $1,953,000 pursuant to a private offering. Pursuant to the private offering, participating investors received 16,275,000 shares of our common stock (at a purchase price of $0.12 per share) and 4,068,750 warrants to purchase shares of our common stock at $0.14 per share. These warrants expire in May 2007.

PURPOSE OF THIS PROSPECTUS

      This prospectus relates to the resale of shares of our common stock by certain selling stockholders who will use this prospectus to resell their shares of common stock. We will not receive any proceeds from sales by the selling stockholders. For further information about the selling stockholders see "Selling Stockholders."

OUR CORPORATE INFORMATION

      Our offices are located at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936, and our telephone number is (973) 560-9400.



                                  THE OFFERING

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
COMMON STOCK OFFERED:                  The selling stockholders are offering up to 99,506,033 shares of our common stock.  The selling stockholders will determine when they will sell their shares.
----------------------------------------------------------------------------------------------------------------------
COMMON STOCK OUTSTANDING:              We have 689,275,000 shares of common stock issued and outstanding as of May
                                       5, 2004.
----------------------------------------------------------------------------------------------------------------------
USE OF PROCEEDS:                       We will not receive any of the proceeds from the sale of shares of common stock offered by the selling stockholders.
----------------------------------------------------------------------------------------------------------------------
TRADING MARKET:                        Our common stock is currently listed on the OTC Bulletin Board under the trading symbol "CSII.OB."
----------------------------------------------------------------------------------------------------------------------
RISK FACTORS:                          Investment in our common stock involves a high degree of risk. You should carefully consider the information set forth in the "Risk Factors" section of this prospectus as well as other information set forth in this prospectus, including our financial statements and related notes.
----------------------------------------------------------------------------------------------------------------------


                                  RISK FACTORS

      An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, before deciding to buy our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed, the price and value of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry.

RISKS RELATING TO OUR BUSINESS

BECAUSE WE DEPEND ON A SMALL NUMBER OF KEY CLIENTS, NON-RECURRING REVENUE AND CONTRACTS TERMINABLE ON SHORT NOTICE, OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO RETAIN THESE CLIENTS AND/OR OBTAIN NEW CLIENTS AT A LEVEL SUFFICIENT TO SUPPORT OUR OPERATIONS AND/OR BROADEN OUR CLIENT BASE.

For the year ended December 31, 2003, two clients accounted for approximately $6,126,000 of our revenues, which equaled approximately 43% of our revenues. One of such clients accounted for approximately 29% of our revenues. For the year ended December 31, 2002, those clients accounted for approximately $9,540,000 of our revenues, which equaled approximately 59% of our revenues. In addition, our contracts provide that our services are terminable upon short notice, typically not more than 30 days. Non-renewal or termination of contracts with these or other clients without adequate replacements could have a material and adverse effect upon our business. In addition, a large portion of our revenues are derived from information technology consulting services that are generally non-recurring in nature. There can be no assurance that we will:

      o obtain additional contracts for projects similar in scope to those previously obtained from our clients;

      o     be able to retain existing clients or attract new clients;

      o     provide services in a manner acceptable to clients;

      o     offer pricing for services which is acceptable to clients; or

      o broaden our client base so that we will not remain largely dependent upon a limited number of clients that will continue to account for a substantial portion of our revenues.

CERTAIN CLIENT-RELATED COMPLICATIONS MAY MATERIALLY ADVERSELY AFFECT OUR
BUSINESS.

      We may be subject to additional risks relating to our clients that could materially adversely affect our business, such as delays in clients paying their outstanding invoices, lengthy client review processes for awarding contracts, delay, termination, reduction or modification of contracts in the event of changes in client policies or as a result of budgetary constraints, and/or increased or unexpected costs resulting in losses under fixed-fee contracts, which factors could also adversely affect our business.

WE HAVE A HISTORY OF LOSSES AND WE EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE

      In the fiscal year ended December 31, 2003, we had a decrease in revenues and gross profits, and we sustained an operating loss and cannot be sure that we will operate profitably in the future.

      During the fiscal year ended December 31, 2003, our revenues decreased by $1.8 million from $16.2 million for the year ended December 31, 2002 to $14.4 million for the year ended December 31, 2003. In addition, our gross profits decreased by approximately 5.8%. Accordingly, we sustained a net loss in the approximate amount of ($307,000).

WE HAVE A SIGNIFICANT AMOUNT OF DEBT, WHICH, IN THE EVENT OF A DEFAULT, COULD HAVE MATERIAL ADVERSE CONSEQUENCES UPON US.

      On March 30, 2004, we entered into a loan and security agreement with the Trust Company of New Jersey, pursuant to which we have borrowed $3,000,000. Such loan is collaterized and secured by all of our corporate assets and guaranteed by our two principal stockholders. The degree to which we are leveraged could have important consequences to us, including the following:

      o a portion of our cash flow must be used to pay interest on our indebtedness and therefore is not available for use in our business;

      o our indebtedness increases our vulnerability to changes in general economic and industry conditions;

      o our ability to obtain additional financing for working capital, capital expenditures, general corporate purposes or other purposes could be impaired; and

      o our failure to comply with covenants and restrictions contained in the terms of our borrowings could lead to a default which could cause all or a significant portion of our debt to become immediately payable.

      In addition, certain terms of such loan require the prior consent of the Trust Company of New Jersey on many corporate actions including, but not limited to, mergers and acquisitions--which is part of our ongoing business strategy.

OUR REVENUES ARE DIFFICULT TO FORECAST.

      We may increase our general and administrative expenses in the event that we increase our business and/or acquire other businesses, while our operating expenses for sales and marketing and costs of services for technical personnel to provide and support our services also increases. Additionally, although most of our clients are large, creditworthy entities, at any given point in time, we may have significant accounts receivable balances with clients that expose us to credit risks if such clients either delay or elect not to pay or are unable to pay such obligations. If we have an unexpected shortfall in revenues in relation to our expenses, or significant bad debt experience, our business could be materially and adversely affected.

OUR PROFITABILITY WILL SUFFER IF WE ARE NOT ABLE TO MAINTAIN OUR PRICING, UTILIZATION OF PERSONNEL AND CONTROL OUR COSTS. A CONTINUATION OF CURRENT PRICING PRESSURES COULD RESULT IN PERMANENT CHANGES IN PRICING POLICIES AND DELIVERY CAPABILITIES.

      Our gross profit margin is largely a function of the rates we are able to charge for our information technology services. Accordingly, if we are not able to maintain the pricing for our services or an appropriate utilization of our professionals without corresponding cost reductions, our margins will suffer. The rates we are able to charge for our services are affected by a number of factors, including:

      o our clients' perceptions of our ability to add value through our services;

      o     pricing policies of our competitors;

      o our ability to accurately estimate, attain and sustain engagement revenues, margins and cash flows over increasingly longer contract periods;

      o the use of globally sourced, lower-cost service delivery capabilities by our competitors and our clients; and

      o     general economic and political conditions.

      Our gross margins are also a function of our ability to control our costs and improve our efficiency. If the continuation of current pricing pressures persists it could result in permanent changes in pricing policies and delivery capabilities and we must continuously improve our management of costs.

UNEXPECTED COSTS OR DELAYS COULD MAKE OUR CONTRACTS UNPROFITABLE.

      In the future, we may have many types of contracts, including time-and-materials contracts, fixed-price contracts and contracts with features of both of these contract types. When making proposals for engagements, we estimate the costs and timing for completing the projects. These estimates reflect our best judgment regarding the efficiencies of our methodologies and professionals as we plan to deploy them on projects. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable, which would have an adverse effect on all of our margins and potential net income.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO ADAPT TO EMERGING AND EVOLVING MARKETS.

      The markets for our services are changing rapidly and evolving and, therefore, the ultimate level of demand for our services is subject to substantial uncertainty. Most of our historic revenue was generated from providing information technology services only. During the last several years, we have focused our efforts on providing data warehousing services in particular since we believe that there is going to be an increased need in this area. Any significant decline in demand for programming, applications development, information technology or data warehousing consulting services could materially and adversely affect our business and prospects.

      Our ability to achieve growth targets is dependent in part on maintaining existing clients and continually attracting and retaining new clients to replace those who have not renewed their contracts. Our ability to achieve market acceptance, including for data warehousing, will require substantial efforts and expenditures on our part to create awareness of our services.

IF WE SHOULD EXPERIENCE RAPID GROWTH, SUCH GROWTH COULD STRAIN OUR MANAGERIAL AND OPERATIONAL RESOURCES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

      Any rapid growth that we may experience would most likely place a significant strain on our managerial and operational resources. If we continue to acquire other companies, we will be required to manage multiple relationships with various clients, strategic partners and other third parties. Further growth (organic or by acquisition) or an increase in the number of strategic relationships may increase this strain on existing managerial and operational resources, inhibiting our ability to achieve the rapid execution necessary to implement our growth strategy without incurring additional corporate expenses.

WE FACE INTENSE COMPETITION AND OUR FAILURE TO MEET THIS COMPETITION COULD ADVERSELY AFFECT OUR BUSINESS.

      Competition for our information technology consulting services, including data warehousing, is significant and we expect that this competition will continue to intensify due to the low barriers to entry. We may not have the financial resources, technical expertise, sales and marketing or support capabilities to adequately meet this competition. We compete against numerous large companies, including, among others, multi-national and other major consulting firms. These firms have substantially greater market presence, longer operating histories, more significant client bases and greater financial, technical, facilities, marketing, capital and other resources than we have. If we are unable to compete against such competitors, our business will be adversely affected.

      Our competitors may respond more quickly than us to new or emerging technologies and changes in client requirements. Our competitors may also devote greater resources than we can to the development, promotion and sales of our services. If one or more of our competitors develops and implements methodologies that result in superior productivity and price reductions without adversely affecting their profit margins, our business could suffer. Competitors may also:

      o     engage in more extensive research and development;

      o     undertake more extensive marketing campaigns;

      o     adopt more aggressive pricing policies; and

      o make more attractive offers to our existing and potEntial employees and strategic partners.

      In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties that could he detrimental to our business.

      New competitors, including large computer hardware, software, professional services and other technology companies, may enter our markets and rapidly acquire significant market share. As a result of increased competition and vertical and horizontal integration in the industry, we could encounter significant pricing pressures. These pricing pressures could result in substantially lower average selling prices for our services. We may not be able to offset the effects of any price reductions with an increase in the number of clients, higher revenue from consulting services, cost reductions or otherwise. In addition, professional services businesses are likely to encounter consolidation in the near future, which could result in decreased pricing and other competition.

IF WE FAIL TO ADAPT TO THE RAPID TECHNOLOGICAL CHANGE CONSTANTLY OCCURRING IN THE AREAS IN WHICH WE PROVIDE SERVICES INCLUDING DATA WAREHOUSING, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

      The market for information technology consulting services and data warehousing is rapidly evolving. Significant technological changes could render our existing services obsolete. We must adapt to this rapidly changing market by continually improving the responsiveness, functionality and features of our services to meet clients' needs. If we are unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely manner, our business could be materially and adversely affected.

WE DEPEND ON OUR MANAGEMENT. IF WE FAIL TO RETAIN KEY PERSONNEL, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

      There is intense competition for qualified personnel in the areas in which we operate. The loss of existing personnel or the failure to recruit additional qualified managerial, technical and sales personnel, as well as expenses in connection with hiring and retaining personnel, particularly in the emerging area of data warehousing, could adversely affect our business. We also depend upon the performance of our executive officers and key employees in particular, Messrs. Scott Newman and Glenn Peipert. Although we have entered into employment agreements with Messrs. Newman and Peipert, the loss of either of these individuals could have a material adverse effect upon us. In addition, we have not obtained "key man" life insurance on the lives of either Messrs. Newman or Peipert.

      We will need to attract, train and retain more employees for management, engineering, programming, sales and marketing, and client service and support positions. As noted above, competition for qualified employees, particularly engineers, programmers and consultants, continues to be intense. Consequently, we may not be able to attract, train and retain the personnel we need to continue to offer solutions and services to current and future clients in a cost effective manner, if at all.

IF WE FAIL TO RAISE CAPITAL THAT WE MAY NEED TO SUPPORT AND INCREASE OUR OPERATIONS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

      Our future capital uses and requirements will depend on numerous factors, including:

      o the extent to which our solutions and services gain market acceptance;

      o the level of revenues from current and future solutions and services;

      o     the expansion of operations;

      o the costs and timing of product and service developments and sales and marketing activities;

      o     the costs related to acquisitions of technology or businesses; and

      o     competitive developments.

      We may require additional capital in order to continue to support and increase our sales and marketing efforts, continue to expand and enhance the solutions and services we are able to offer to current and future clients and fund potential acquisitions. This capital may not be available on terms acceptable to us, if at all. In addition, we may be required to spend greater-than-anticipated funds if unforeseen difficulties arise in the course of these or other aspects of our business. As a consequence, we will be required to raise additional capital through public or private equity or debt financings, collaborative relationships, bank facilities or other arrangements. We cannot assure you that such additional capital will be available on terms acceptable to us, if at all. Any additional equity financing is expected to be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants and increased interest costs. Our inability to obtain sufficient financing may require us to delay, scale back or eliminate some or all of our expansion programs or to limit the marketing of our services. This could have a material and adverse effect on our business.

WE COULD HAVE POTENTIAL LIABILITY TO OUR CLIENTS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

      Our services involve development and implementation of computer systems and computer software that are critical to the operations of our clients' businesses. If we fail or are unable to satisfy a client's expectations in the performance of our services, our business reputation could be harmed or we could be subject to a claim for substantial damages, regardless of our responsibility for such failure or inability. In addition, in the course of performing services, our personnel often gain access to technologies and content which include confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. Our business could be adversely affected if one or more large claims are asserted against us that are uninsured, exceed available insurance coverage or result in changes to our insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements. Although we maintain general liability insurance coverage, including coverage for errors and omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims.

WE DO NOT INTEND TO PAY DIVIDENDS ON SHARES OF OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

      We have never paid cash dividends on our common stock other than distributions resulting from our past tax status as a Subchapter S corporation. Our current Board of Directors does not anticipate that we will pay cash dividends in the foreseeable future. Instead, we intend to retain future earnings for reinvestment in our business and/or to fund future acquisitions. In addition, the loan and security agreement with the Trust Company of New Jersey requires that we obtain their consent prior to paying any dividends.

OUR MANAGEMENT GROUP OWNS OR CONTROLS A SIGNIFICANT NUMBER OF THE OUTSTANDING SHARES OF OUR COMMON STOCK AND WILL CONTINUE TO HAVE SIGNIFICANT OWNERSHIP OF OUR VOTING SECURITIES FOR THE FORESEEABLE FUTURE.

      Scott Newman and Glenn Peipert, our principal stockholders and our executive officers and two of our directors, beneficially own approximately 43.5% and 21.8%, respectively, of our outstanding common stock. Robert C. DeLeeuw, our Senior Vice President and President of our wholly owned subsidiary, DeLeeuw Associates, LLC, owns approximately 11.6% of our outstanding common stock. As a result, these persons will have the ability, acting as a group, to effectively control our affairs and business, including the election of directors and subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership of our common stock may:

      o     delay or prevent a change in the control;

      o impede a merger, consolidation, takeover, or other transaction involving us; or

      o discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

THE AUTHORIZATION AND ISSUANCE OF "BLANK CHECK" PREFERRED STOCK COULD HAVE AN ANTI-TAKEOVER EFFECT DETRIMENTAL TO THE INTERESTS OF OUR STOCKHOLDERS.

      Our certificate of incorporation allows the Board of Directors to issue preferred stock with rights and preferences set by our board without further stockholder approval. The issuance of shares of this "blank check preferred" under particular circumstances could have an anti-takeover effect. For example, in the event of a hostile takeover attempt, it may be possible for management and the board to endeavor to impede the attempt by issuing shares of blank check preferred, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of us. Our Board of Directors has the right to issue blank check preferred without first offering them to holders of our common stock, as the holders of our common stock have no preemptive rights.

WE ARE NOT CURRENTLY COMPLIANT WITH THE SARBANES-OXLEY ACT.

      The enactment of the Sarbanes-Oxley Act in July 2002 created a significant number of new corporate governance requirements. Such requirements will require us to make changes to our current corporate governance practices. Although we expect to implement the requisite changes to become compliant with the new requirements, we are not currently. Currently, only one of the members of our Board of Directors is considered to be independent. We may not be able to attract a sufficient number of directors in the future to satisfy this future requirement if it becomes applicable to us.

OUR SERVICES OR SOLUTIONS MAY INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

      We cannot be sure that our services and solutions, or the solutions of others that we offer to our clients, do not infringe on the intellectual property rights of third parties, and we may have infringement claims asserted against us or against our clients. These claims may harm our reputation, cost us money and prevent us from offering some services or solutions. In some instances, the amount of these expenses may be greater than the revenues we receive from the client. Any claims or litigation in this area, whether we ultimately win or losE, could be time-consuming and costly, injure our reputation or require us to enter into royalty or licensing arrangements. We may not be able to enter into these royalty or licensing arrangements on acceptable terms.

WE COULD BE SUBJECT TO SYSTEMS FAILURES THAT COULD ADVERSELY AFFECT OUR
BUSINESS.

      Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. We currently maintain our computer systems in our facilities at our offices in New Jersey. We do not have complete redundancy in our systems and therefore any damage or destruction to our systems would significantly harm our business Although we have taken precautions against systems failure, interruptions could result from natural disasters as well as power losses, telecommunications failures and similar events. Our systems are also subject to human error, security breaches, computer viruses, break-ins, "denial of service" attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems. We also lease telecommunications lines from local and regional carriers, whose service may be interrupted. Any damage or failure that interrupts or delays network operations could materially and adversely affect our business.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO ADEQUATELY ADDRESS SECURITY ISSUES.

      We have taken measures to protect the integrity of our technology infrastructure and the privacy of confidential information. Nonetheless, our technology infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person or entity circumvents its security measures, they could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make substantial additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability.

RISKS RELATING TO ACQUISITIONS

WE FACE INTENSE COMPETITION FOR ACQUISITION CANDIDATES.

      There is a high degree of competition among companies seeking to acquire interests in information technology service companies such as those we may target for acquisition. We are expected to continue to be an active participant in the business of seeking business relationships with, and acquisitions of interests in, such companies. A large number of established and well-financed entities, including venture capital firms, are active in acquiring interests in companies that we may find to be desirable acquisition candidates. Many of these investment-oriented entities have significantly greater financial resources, technical expertise and managerial capabilities than we do. Consequently, we may be at a competitive disadvantage in negotiating and executing possible investments in these entities as many competitors generally have easier access to capital, on which entrepreneur-founders of privately-held information technology service companies generally place greater emphasis than obtaining the management skills and networking services that we can provide. Even if we are able to compete with these venture capital entities, this competition may affect the terms and conditions of potential acquisitions and, as a result, we may pay more than expected for targeted acquisitions. If we cannot acquire interests in attractive companies on reasonable terms, our strategy to build our business through acquisitions may be inhibited.

WE WILL ENCOUNTER DIFFICULTIES IN IDENTIFYING SUITABLE ACQUISITION CANDIDATES AND INTEGRATING NEW ACQUISITIONS.

      A key element of our expansion strategy is to grow through acquisitions. If we identify suitable candidates, we may not be able to make investments or acquisitions on commercially acceptable terms. Acquisitions may cause a disruption in our ongoing business, distract management, require other resources and make it difficult to maintain our standards, controls and procedures. We may not be able to retain key employees of the acquired companies or maintain good relations with their clients or suppliers.

It may be  required to incur  additional  debt and to issue  equity  securities,
which  may  be  dilutive  to  existing  stockholders,   to  effect  and/or  fund
acquisitions.

WE CANNOT ASSURE YOU THAT ANY ACQUISITIONS WE MAKE WILL ENHANCE OUR BUSINESS.

      We cannot assure you that any completed acquisition will enhance our business. Since we anticipate that acquisitions could be made with both cash and our common stock, if we consummate one or more significant acquisitions, the potential impacts are:

      o a substantial portion of our available cash could be used to consummate the acquisitions and/or we could incur or assume significant amounts of indebtedness; and

      o our stockholders could suffer significant dilution of their interest in our common stock.

      Also, we are required to account for acquisitions under the purchase method, which would likely result in our recording significant amounts of goodwill. The inability of a subsidiary to sustain profitability may result in an impairment loss in the value of long-lived assets, principally goodwill and other tangible and intangible assets, which would adversely affect our financial statements.

RISKS RELATING TO OUR COMMON STOCK

OUR RELATIONSHIP WITH OUR MAJORITY STOCKHOLDERS PRESENTS POTENTIAL CONFLICTS OF INTEREST, WHICH MAY RESULT IN DECISIONS THAT FAVOR THEM OVER OUR OTHER STOCKHOLDERS.

      Our principal beneficial owners, Scott Newman and Glenn Peipert, provide management and financial assistance to us. When their personal investment interests diverge from our interests, they and their affiliates may exercise their influence in their own best interests. Some decisions concerning our operations or finances may present conflicts of interest between us and these stockholders and their affiliated entities. Given that our Board of Directors only has one independent member, our ability to comply with state corporate law and/or the requirements of the Sarbanes-Oxley Act of 2002 may be impaired.

THE LIMITED PRIOR PUBLIC MARKET AND TRADING MARKET MAY CAUSE POSSIBLE VOLATILITY IN OUR STOCK PRICE.

      There has only been a limited public market for our securities and there can be no assurance that an active trading market in our securities will be maintained. The Over The Counter Bulletin Board (OTCBB) is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than NASDAQ and the national securities exchange, and quotes for securities quoted on the OTCBB are not listed in the financial sections of newspapers as are those for NASDAQ and the national securities exchange. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations including, but not limited to, the following:

      o quarterly variations in operating results and achievement of key business metrics;

      o     changes in earnings estimates by securities analysts, if any;

      o any differences between reported results and securities analysts' published or unpublished expectations;

      o announcements of new contracts or service offerings by us or our competitors;

      o market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;

      o     demand for our services and products;

      o     shares being sold pursuant to Rule 144 or upon exercise of warrants;
            and

      o general economic or stock market conditions unrelated to our operating performance.


      These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

THERE ARE LIMITATIONS IN CONNECTION WITH THE AVAILABILITY OF QUOTES AND ORDER INFORMATION ON THE OTCBB.

Trades and quotations on the OTCBB involve a manual process and the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

THERE ARE DELAYS IN ORDER COMMUNICATION ON THE OTCBB.

Electronic processing of orders is not available for securities traded on the OTCBB and high order volume and communication risks may prevent or delay the execution of one's OTCBB trading orders. This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our common stock. Heavy market volume may lead to a delay in the processing of OTCBB security orders for shares of our common stock, due to the manual nature of the market. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR SECURITIES.

      The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our shares of common stock are subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and "accredited investors". For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our shares of common stock and may affect the ability of investors to sell such shares of common stock in the secondary market and the price at which such investors can sell any of such shares.

      Investors should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

      o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

      o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

      o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

      o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

      o the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

      Our management is aware of the abuses that have occurred historically in the penny stock market.

THERE IS A RISK OF MARKET FRAUD.

OTCBB securities are frequent targets of fraud or market manipulation. Not only because of their generally low price, but also because the OTCBB reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our common stock.

THERE IS LIMITED LIQUIDITY ON THE OTCBB.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one's orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of one's order entry.

THERE IS A LIMITATION IN CONNECTION WITH THE EDITING AND CANCELING OF ORDERS ON THE OTCBB.

Orders for OTCBB securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTCBB. Due to the manual order processing involved in handling OTCBB trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one's order. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

INCREASED DEALER COMPENSATION COULD ADVERSELY AFFECT THE STOCK PRICE.

The dealer's spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our common stock on the OTCBB if the stock must be sold immediately. Further, purchasers of shares of our common stock may incur an immediate "paper" loss due to the price spread. Moreover, dealers trading on the OTCBB may not have a bid price for shares of our common stock on the OTCBB. Due to the foregoing, demand for shares of our common stock on the OTCBB may be decreased or eliminated.

ADDITIONAL AUTHORIZED SHARES OF OUR COMMON STOCK AND PREFERRED STOCK AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET.

We are authorized to issue 1,000,000,000 shares of our common stock. As of May 5, 2004, there were 689,275,000, shares of common stock issued and outstanding. However, the total number of shares of our common stock issued and outstanding does not include shares reserved in anticipation of the exercise of options or warrants. As of May 5, 2004, we had outstanding stock options and warrants to purchase approximately 23,268,750 shares of our common stock, the exercise price of which range between $0.12 and $0.14 per share, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof. Of the reserved shares, a total of 100,000,000, shares are currently reserved for issuance in connection with our 2003 Incentive Plan, of which options to purchase an aggregate of 19,200,000 shares have been issued under the plan. A significant number of such options and warrants contain provisions for cashless exercise. To the extent such options or warrants are exercised, the holders of our common stock will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

The exercise of the outstanding derivative securities, will reduce the percentage of common stock held by our stockholders. Further, the terms on which we could obtain additional capital during the life of the derivative securities may be adversely affected, and it should be expected that the holders of the derivative securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such derivative securities. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution which may adversely affect the market.

In addition to the above-referenced shares of common stock which may be issued without stockholder approval, we have 20,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors. We presently have no issued and outstanding shares of preferred stock and while we have no present plans to issue any shares of preferred stock, our Board of Directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

DIRECTOR AND OFFICER LIABILITY IS LIMITED.

As permitted by Delaware law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operation," "Description of Business" in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

      In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "proposed," "intended," or "continue" or the negative of these terms or other comparable terminology. You should read statements that contain these words carefully, because they discuss our expectations about our future operating results or our future financial condition or state other "forward-looking" information. There may be events in the future that we are not able to accurately predict or control. Before you invest in our securities, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition, and that upon the occurrence of any of these events, the trading price of our securities could decline and you could lose all or part of your investment. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, growth rates, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.


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                                       15

                                    BUSINESS

      Conversion Services International Inc. is a leading technology firm providing professional services to the Fortune 1000 as well as mid-market clientele. Our core competency areas include data warehousing, business intelligence, information technology management consulting and e-business solutions. Our clients are primarily in the financial services, pharmaceutical, healthcare and telecommunications industries, although we do have clients in other industries. Our clients are primarily located in the northeastern United States. We enable organizations to leverage their corporate information assets by providing strategy, process, methodology, best practices data warehousing, business intelligence, enterprise reporting and analytic solutions. Our professionals deliver value to our clients, helping them improve their business, through professional services engagements

      We believe that our primary strengths that distinguish us from our competitors are our:

      o     understanding of data management solutions;

      o ability to provide solutions that integrate people, improve process and integrate technologies;

      o extensive service offerings as it relates to data warehousing and business intelligence;

      o     best practices methodology, process and procedures; and

      o experience in architecting, recommending, and implementing large and complex data warehousing and business intelligence solutions.

      Our goal is to be the premier provider of data warehousing, business intelligence and related management consulting services for organizations seeking to leverage their corporate information. In support of this goal we intend to:

      o     enhance our brand and mindshare;

      o     continue growth both organically and via acquisition;

      o     increase our geographic coverage;

      o     expand our client relationships;

      o     introduce new and creative service offerings; and

      o     leverage our strategic alliances.

      We are committed to being a leader in data warehousing and business intelligence consulting. As a data warehousing and business intelligence specialist, we approach business intelligence from a management consulting perspective, providing integrated data warehousing and business intelligence strategy and technology implementation services to clients that are attempting to leverage their enterprise information and data. Our matrix of services includes strategy consulting, data warehousing architecture and implementation solutions. We have developed a methodology which provides a framework for each stage of a client engagement, from helping the client conceive its strategy, to architecting, engineering and extending its information. We believe that our integrated methodology allows us to deliver reliable, robust, scalable, secure and extensible business intelligence solutions in rapid timeframes.

      We are a Delaware corporation formerly named LCS Group, Inc. In January 2004, a privately held company named Conversion Services International, Inc. ("Old CSI") merged with and into our wholly owned subsidiary, LCS Acquisition Corp. In connection with such transaction: (i) a 14-year old information technology business became our operating business, (ii) the former stockholders of Old CSI assumed control of our company, and (iii) we changed our name to "Conversion Services International, Inc." On March 4, 2004, we acquired DeLeeuw Associates, Inc., a management consulting firm in the information technology sector.

OUR SERVICES

      As a full service data warehousing, business intelligence and information technology management consulting firm, we offer services in the following solution categories:

      Technology Consulting

      o     Data Warehousing Design, Development and Implementation

      o     Enterprise Reporting Solutions

      o     Business Intelligence Architecture and Implementations

      o     Custom Analytics & Dashboards

      o     Data Conversions and Migrations

      o     Ad-Hoc Query and Enterprise Reporting Solutions

      Management Consulting

      o     Revenue Enhancement and Cost Justification Modeling

      o     Business Technology Alignment

      o     Outsourcing

      o     Data Quality assessments and related services

      o     Data Transformation

      o     Proof of Concept and Prototypes

      o     Quality Assurance Testing

      o     Training and Education

      o     Business Impact and Needs Analysis

      o Sarbanes-Oxley Act of 2002, the Basel Capital Accord and USA Patriot Act compliance

      Process / Best Practices Consulting

      o     Rapid Implementation Methodology

      o     Tools Analysis, Benchmarking and Selection

      o     Project Management

      o     Process and Data Modeling

      o     Data Warehouse Assessments

      o     Corporate Strategy

      We will also continue to pursue strategic acquisitions that strengthen our ability to compete and extend our ability to provide clients with a core comprehensive services offering. In February 2004, we acquired customer lists and added personnel of the Business Intelligence Consulting Division of Software Forces, LLC, an award winning partner of Crystal Decisions. In March 2004, we acquired DeLeeuw Associates, Inc., a management consulting firm with core competency in delivering Change Management Consulting, including both Six Sigma and Lean domain expertise to enhance service delivery, with proven process methodologies resulting in time to market improvements within the financial services and banking industries.

      Integration of DeLeeuw's Change Management Consulting practices with CSI's Data Warehousing and Business Intelligence core competency "The Center for Data Warehousing" will continue throughout 2004. The Change Management, Six Sigma and Lean methodology have been introduced to our clients along with our innovative Information, Process and Infrastructure (IPI) Diagrams which provide detailed blueprints of our client's information, business processes and infrastructure on a single highly detailed diagram. These diagrams can be leveraged for risk management, compliance, validation, planning and budgeting requirements. The IPI diagram offering, launched in the first quarter of 2004, continues to receive favorable reaction from our clients. In addition, we expanded our Data Warehouse Assessment, Business Technology Alignment (BTA), and Quality Management Offering
(QMO) related offerings will be the focus of our marketing and communications programs for 2004. A QMO offering is a combination of methodologies, best practices and automated techniques leveraged to establish and enforce standards and procedures as it relates to elevating the quality of executive information in an efficient and effective manor. We believe that these offerings will drive greater understanding and demand for both data warehousing and business intelligence implementations by delivering best practices methodologies, tools and techniques to reduce risk, time to market and total cost of ownership of these engagements. Our business strategy is to continue to enhance and expand our offerings which include best practices, process improvement, methodologies, advisory services and implementation expertise.

      We believe that as new opportunities are created, Fortune 1000 companies will continue the trend of expanding the utilization of external consulting expertise to support corporate initiatives focused on maximizing Return On Investment (ROI), leveraging existing technology infrastructure though optimizations and best practices and will continue to leverage and derive value from corporate information assets such as data warehousing, business intelligence and analytics. We believe that we are uniquely positioned to expand our client foot print by delivering unique business value resulting from our 15 years of domain expertise, proven best practices, methodologies, processes and automation within data warehousing architecture and implementation. Our ability to apply Six Sigma and Lean core competency to client processes and implementation strategies further strengthens our competitive standing.

CLIENTS

      For more than 14 years, we have helped our clients develop strategies and implement technology solutions to help them leverage corporate information.

      Our clients are primarily in the financial services, pharmaceutical, healthcare and telecommunications industries and are primarily located in the northeastern United States. During the fiscal year ended December 31, 2003, two of our customers collectively accounted for approximately 43% of total revenues. During the fiscal year ended December 31, 2002, two of our customers collectively accounted for approximately 59% of total revenues. As we continue to pursue and consummate acquisitions, our dependence on these customers should be less significant. We do not have long-term contracts with any of these customers. The loss of any of our largest customers could have a material adverse effect on our business.

MARKETING

      We currently market our services through a sales force comprised of 10 employees and also receive new business through client referrals. We are planning to engage an investor relations firm, as well as an advertising and public relations firm, in order to expand our brand awareness, and are further engaging, or expect to engage, in the following sales related programs and activities:

      o Web Site Promotion: Our website (WWW.CSIWHQ.COM) has recently been reformatted to reflect our vision and business plan. We will be currently promoting our website through various internet search engines.

      o Trade Show Participation: We expect that exposure in trade shows should further solidify our position in our industry. In the proper setting, the trade show can be viewed as a mobile mini-showroom concept to demonstrate our services. We are currently enrolled as a gold Level Sponsor for the upcoming DCI Customer Relationship Management Conference and Technology Showcase in New York in late May 2004 and DCI's Business Intelligence and Data Warehouse Conference in Boston in late September 2004.

      o Seminars with Vendors: We expect that joint seminars with leading software vendors should also stimulate new business lead generations. We also expect to enhance our perception as an expert in individual product areas.

      o Vendor Relations: We are identifying key vendor relationships. With the ability to leverage CSI's fourteen-year history, we intend to continue to forge and maintain relationships with technical, service and industry vendors.

      o Expanded Direct Sales Activities: We are developing a campaign for our sales personnel that will include lead generation, cross selling and up-selling.

PROTECTION AGAINST DISCLOSURE OF CLIENT INFORMATION

      As our core business relates to the storage and use of client information which is often confidential, we have implemented policies to prevent client information from being disclosed to unauthorized parties or used inappropriately. Our employee handbook, which every employee receives and signs an acknowledgement of, mandates that it is strictly prohibited for employees to disclose client information to third parties. Our handbook further mandates that disciplinary action be taken against those who violate such policy, including possible termination. Our outside consultants sign non-disclosure agreements prohibiting disclose client information to thir4d parties, among other things, and we perform background checks on employees and outside consultants.

INTELLECTUAL PROPERTY

      Our trademark registration application for the mark "TECH SMART BUSINESS WISE" is presently pending before the United States Patent and Trademark Office. We use non-disclosure agreements with our employees, independent contractors and clients to protect information which we believe is proprietary or constitutes trade secrets.

COMPETITION

      To our knowledge, there are no publicly-traded competitors that focus solely on data warehousing and business intelligence consulting and strategy. However, we have numerous competitors in the general marketplace, including data warehouse and business intelligence practices within large international, national and regional consulting and implementation firms as well as smaller boutique technology firms. Many of our competitors are large companies that have substantially greater market presence, longer operating histories, more significant client bases, and financial, technical, facilities, marketing, capital and other resources than we have. We believe that we compete with these firms on the basis of the quality of its services, industry reputation and price. We believe our competitors include firms such as:

      o     Accenture,

      o     Cap Gemini Ernst & Young,

      o     IBM Global Services,

      o     Keane,

      o     Bearing Point, and

      o     Answerthink.

EMPLOYEES

      As of December 31, 2003, we had 42 outside consultants, 90 consultants on the payroll and 32 non-consultant employees. Outside consultants not on the payroll represent corporations with which we have long standing relationships. None of our employees are represented by a labor union or subject to a collective bargaining agreement. We have never experienced a work stoppage and we believe that our relations with employees are good.

LEGAL PROCEEDINGS

      We are not currently a party to any material legal proceedings.

DESCRIPTION OF PROPERTY

      The Company's corporate headquarters are located at 100 Eagle Rock Avenue, East Hanover, New Jersey 07936, where it operates under an amended lease agreement expiring December 31, 2005. Our monthly rent with respect to our East Hanover, New Jersey facility is $24,965. In addition to minimum rentals, the Company is liable for its proportionate share of real estate taxes and operating expenses, as defined. DeLeeuw Associates, LLC has an office at Suite 1460, Charlotte Plaza, 201 South College Street, Charlotte, North Carolina 28244. DeLeeuw leases this space which has a stated expiration date of December 31, 2005. Our monthly rent with respect to our Charlotte, North Carolina facility is $2,831.

      Rent expense, including automobile rentals, totaled approximately $313,000 and $416,000 in 2003 and 2002, respectively. The Company is committed under several operating leases for automobiles that expire during 2007.

See Notes 8 and 13 to Consolidated Financial Statements.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

OPERATIONS

      The following management's discussion and analysis should be read in conjunction with our combined audited financial statements for the fiscal years ended December 31, 2003 and 2002 and related notes to those financial statements. The following information relates solely to the business of Conversion Services International, Inc. and not the business of LCS Group, Inc., which for all intents and purposes was discontinued as an operating entity prior to the reorganization with CSI.

OVERVIEW

      We are in the business of supplying professional services relating to information technology management consulting, data warehousing, business intelligence and c-business. Our clients are primarily in the financial services, pharmaceutical and telecommunications industries, although we have clients in other industries as well. Our clients are primarily located in the northeastern United States. We enable organizations to leverage their corporate information assets by providing strategy, process and methodology, best practices data warehousing, business intelligence, enterprise reporting and analytic solutions.

      Conversion Services International, Inc. began operations in 1990. Our services were originally focused on e-business solutions and data warehousing. In the late 1990s, we strategically repositioned ourselves to capitalize on our data warehousing expertise in the fast growing business intelligence/data warehousing space. We became a public company through our merger with a wholly owned subsidiary of LCS Group, Inc., effective as of January 30, 2004.

      Revenue from consulting and professional services is recognized at the time the services are performed, evidence of an arrangement exists, the fee is fixed or determinable and our ability to collect is reasonably assured. Our services range from providing clients with a single consultant to multi-personnel full-scale projects. Our contracts provide that its services are terminable upon relatively short notice, typically not more than 30 days. There can be no assurance that our clients will continue to enter into contracts with us or that existing contracts will not be terminated. We provide our services directly to end-user organizations, in most cases.

      During the fiscal year ended December 31, 2003, two of our clients accounted for approximately 43% of total revenues. During the fiscal year ended December 31, 2002, two clients accounted collectively for approximately
59% of total revenues.

      Our most significant costs are personnel expenses, which consist of consultant fees, benefits and payroll-related expenses, and outside consultants.

CRITICAL ACCOUNTING POLICIES

      Revenue Recognition

      Revenue from consulting and professional services is recognized at the time the services are performed, evidence of an arrangement exists, the fee is fixed or determinable and collectibility is reasonably assured.

      Accounts Receivable

      We carry our accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, we evaluate our accounts receivable and change the allowance for doubtful accounts, when deemed necessary, based on our history of past write-of fee and collections, contractual terms and current credit conditions.

      Property and Equipment

      Property and equipment are stated at cost and includes equipment held under capital lease agreements. Depreciation, which includes amortization of leased equipment, is computed principally by an accelerated method and is based on the estimated useful lives of the various assets ranging from three to seven years. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or lose is included in operations. Expenditures for maintenance and repairs have been charged to operations. Major renewals and betterments have been capitalized.

      Amortization

      We amortize deferred loan coats on a straight-line basis over the term of the related loan instrument. We amortize acquired client lists and contracts over an estimated useful life of 5 years.

      Goodwill and Intangible Assets

      Goodwill represents the amounts paid in connection with a settlement agreement with the Elligent Consulting Group in connection with the re-acquisition of the ownership rights to CSI in 1998 and in connection with CSI's acquisition of Scosys, Inc. in November 2002. Additionally, as part of our acquisition of Scosys, Inc., we acquired certain intangible assets. We adopted FASB Statement 142 as of January 1, 2002 for all goodwill recognized in our balance sheet as of December 31, 2001. This statement changed the accounting for goodwill from an amortization method to an impairment-only approach, and introduced a new model for determining impairment charges.

      Goodwill and intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist or at least annually. We assess the recoverability of our assets, in accordance with FASB No. 142 "Goodwill and Other Intangible Assets," comparing projected undiscounted cash flows associated with those assets against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Our goodwill and intangible assets were not impaired at December 31, 2003.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Concentrations of Credit Risk

      Financial instruments which potentially subject us to concentration of credit risk are cash and accounts receivable arising from our normal business activities. We routinely assesses the financial strength of our clients, based upon factors surrounding their credit risk, establishes an allowance for doubtful accounts, and as a consequence believes that our accounts receivable credit risk exposure beyond such allowances is limited. At December 31, 2003, one client approximated 25% of our accounts receivable balance.

      We maintain our cash with a high credit quality financial institution. Each account is secured by the Federal Deposit Insurance Corporation up to $100, 000

      Income Taxes

      We account for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, we generally consider all expected future events other than enactments of changes in the tax laws or rates.

      On January 1, 2001, we elected to be an "S" Corporation, whereby the stockholders account for their share of our earnings, losses, deductions and credits on their federal and various state income tax returns. We are subject to New York City and various state income taxes. On September 30, 2003, our "S" Corporation statue was revoked in connection with the conversion of convertible subordinated debt into common shares. As a result of the revocation of our "S" Corporation status, we converted into a "C" Corporation and we expect to have an effective income tax rate of approximately 40%.

RESULTS OF OPERATIONS

      Fiscal year ended December 31, 2003 compared to December 31, 2002

      The following table sets forth for the periods indicated certain financial data expressed as a percentage of total revenue, for continuing operations:

                                                                               PERCENTAGE OF REVENUE
                                                                              YEAR ENDED DECEMBER 31,
                                                                              -----------------------
                                                                          2003                       2002
                                                                        -------                    -------
Revenue.....................................................             100.0%                     100.0%
Cost of Sales...............................................              71.5                       65.7
                                                                        -------                    -------
Gross Profit................................................              28.5                       34.3
                                                                        -------                    -------
Selling and Marketing.......................................              10.8                        6.7
General and administrative..................................              18.8                       21.8
Depreciation and amortization...............................               1.5                        0.9
                                                                        -------                    -------
Total operating expenses....................................              31.1                       29.5
                                                                        -------                    -------
Operating income (loss).....................................              (2.6)                       4.8
Interest Expenses...........................................               0.9                        0.8
                                                                        -------                    -------
Income/loss from continuing operations before Income taxes..              (3.5)                       3.9
Income tax provision (benefit)..............................              (1.3)                       0.1
                                                                        -------                    -------
Income/loss from operations.................................             (2.2%)                      3.8%
                                                                        =======                    =======


      The following discussion compares the combined results from continuing operations for the fiscal year ended December 31, 2003 and the fiscal year ended December 31, 2002.

      Revenue. For the year ended December 31, 2003, revenues decreased by $1,800,000 from $16,200,000 for the year ended December 31, 2002 to $14,400,000 for the year ended December 31, 2003. Our revenues decreased by $4,400,000 with an offsetting increase of $2,600,000 from those accounts acquired pursuant to our acquisition of Scosys, Inc. The decrease was attributable primarily to the soft market in information technology consulting services that existed in 2003, generally.

      Gross profit. Our gross profit percentage decreased to 28.5% of revenues for the year ended December 31, 2003 from 34.3% for the year ended December 31, 2002. The decrease in gross profit percentage was due to a combination of higher personnel costs and lower rates realized for billable consultants as a result of the softer market. We expect that the gross profit margins will rise in future quarters, as we begin to hire consultants on payroll, which we anticipate will translate into higher margins.

      Selling and marketing expenses. Selling and marketing expenses increased $458,000 or 42% to $1,553,000 for the year ended December 31, 2003, and increased as a percentage of revenue from 6.7% to 10.8%, respectively. The increase in selling and marketing expenses was related primarily to our strategic decision to capitalize on the projected upturn in information technology consulting services. We hired a Vice President of Sales and additional experienced sales executives. These expenses had the effect of increasing sales salaries and commissions by $302,000 for the year ended December 31, 2003 compared with the year ended December 31, 2002. Accordingly, sales travel and entertainment, benefits and payroll taxes increased by $103,000.

      General and administrative expenses. General and administrative expenses decreased by 23.9% or $847,000, to $2,702,000 for the year ended December 31, 2003, from $3,549,000 for the year ended December 31, 2002, and decreased as a percentage of revenue to 18.8% from 21.8%, respectively. The decrease in general and administrative expenses was related primarily to the reduction of in-house developers salaries totaling $997,000. The reduction represents a combination of developers that were terminated as part of a cost cutting movement and the change in status of our in house development manager in 2002 (non-billable status) to an on site client project in 2003 (billable status). In connection with the Scosys, Inc. acquisition, we incurred $159,000 in additional salaries to support the acquisition. The reduction of rent expense by $106,000 was another factor. We were able to negotiate a temporary reduction in rent as space requirements diminished as a result of the termination of in-house developers.

      Depreciation and amortization. Depreciation and amortization expenses increased by $64,000 for the fiscal year ended December 31, 2003, compared to the same period in 2002. Depreciation is computed principally by an accelerated method and is based on the estimated useful lives of the various assets ranging from three to seven years. The increase in amortization expense is attributable to the increase in identifiable intangibles from the acquisition of Scosys, Inc.

      Interest expense. We incurred $136,000 and $139,000 in interest expenses during the fiscal years ended December 31, 2003 and 2002, respectively, related primarily to borrowings under our line of credit. Borrowings under the line of credit were used to fund operating activities, to make payments under the obligation in connection with the Scosys acquisition and for distributions to stockholders. The decrease in interest expense reflects the increased average outstanding borrowings and at a lower variable rate of interest charged in 2003.

      LIQUIDITY AND CAPITAL RESOURCES

      Since our inception, and until this year, we have funded our operations primarily from cash generated by operations and, to a lesser extent, such cash has been augmented with funds from borrowings under our credit facilities and from investments by affiliates and other investors.

      We had cash of $412,000 at December 31, 2003. We had working capital (deficit) of ($639,000) and ($600,000) at December 31, 2003 and 2002,
respectively.

      Net cash used in operating activities was ($541,000) and ($52,000) for the year ended December 31, 2003 and 2002, respectively. Net cash used in operations for the year ended December 31, 2003 is primarily attributable to the net loss from operations of approximately ($307,000) and an increase of approximately $268,000 in the amounts due from clients resulting from a change in payment policy from due on receipt to "net 30" day payment terms. Net cash used in operating activities for the fiscal year ended December 31, 2002 were primarily attributable to the counter balance of the net income from operations of approximately $617,000 and an increase of approximately $181,000 in the amounts due from clients and a decrease in accounts payable and accrued expenses of approximately $549,000.

      Net cash provided by (used in) investing activities were ($103,000) and $87,000 for the years ended December 31, 2003 and 2002, respectively. Net cash used in investing activities for the year ended December 31, 2003 was attributable to the acquisition of property and equipment of approximately $94,000. Net cash provided by investing activities for the fiscal year ended December 31, 2002 was attributable to the collection of the note receivable issued in 2001 for approximately $210,000 offset by the acquisition of property and equipment of approximately $41,000 and intangible assets acquired in the Scosys transactions of approximately $83,000.

      Net cash provided by (used in) financing activities for the years ended December 31, 2003 and 2002 were $1,056,000, and ($56,000), respectively. Net cash provided by financing activities for the year ended December 31, 2003 was predominately attributable to the issuance of $1,500,000 of convertible debt and additional borrowing on our line of credit of $1,113,000 offset by $770,000 of distributions to stockholders and principal payment on long-term debt and obligations arising from the Scosys acquisition of $778,000. Net cash used in financing activities for the fiscal year ended December 31, 2002, were primarily attributable an increase in net borrowings under existing credit facilities of approximately $150,000 and approximately $180,000 in distributions to stockholders.

      We had a credit facility with Fleet Bank (the "Bank"), which provided for a maximum borrowing of $2,250,000, based upon eligible accounts receivable. The interest rate was at the Bank's prime rate plus one. The line was collateralized by all corporate assets, guaranteed by our two principal stockholders, and expired on June 30, 2004. As of December 31, 2003, the outstanding balance was approximately $1,800,000.

      We had two term loans with the Bank. One note was payable in monthly installments of $8,333, plus interest at the Bank's prime rate plus one-fourth and was due in November 2005. The note was collateralized by all corporate assets and was guaranteed by our two principal stockholders. As of December 31, 2003, the outstanding balance was $191,666. The other note was payable in monthly installments of $11,667, plus interest at LIBOR plus 200 basis points and was due in November 2005. The note was collateralized by all corporate assets, pledged securities and was guaranteed by our stockholders. As of December 31, 2003, the outstanding balance was $268,333.

      Our new credit facility, which provides for a maximum borrowing of $3,000,000 with Trust Company, was funded on March 30, 2004 and, as a result, the credit facility and the two term loans with the Bank were cancelled, end all outstanding amounts were repaid, on March 30, 2004. The interest rate is at the bank's prime rate plus seven-eighths. The line is collateralized by all corporate assets, guaranteed by our two principal stockholders, and expires in March 2007.

      In connection with our acquisition of Scosys, Inc., an obligation as of April 29, 2004 of $73,333 is due a third-party and is payable through May 2004.

      In May 2004, we raised an aggregate of $1,953,000 pursuant to a private offering, in which investors purchased units consisting of shares of our common stock and warrants to purchase shares of our common stock. Such investors include three selling stockholders set forth in the Selling Stockholders section of this Registration Statement. Pursuant to the private offering, participating investors received 16,275,000 shares of our common stock (at a purchase price of $0.12 per share) and 4,068,750 warrants to purchase shares of our common stock at $0.14 per share. Those warrants expire in May 2007.

      We currently believe that proceeds from our recent private placement, along with available funds, existing credit facilities and cash flows expected to be generated from operations, if any, will be sufficient to fund our working capital and capital expenditure requirements for at least the next twelve months. We may decide to raise additional funds in order to fund expansion, to develop new or enhanced products and services, to respond to competitive pressures or to acquire complementary businesses or technologies. We cannot assure you, however, that additional financing will be available when needed or desired on terms favorable to us or at all.

INCOME TAX STATUS

      We account for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, we generally consider all expected future events other than enactments of changes in the tax laws or rates. On January 1, 2001, we elected to be an S Corporation, whereby the stockholders accounted for their share of our earnings, losses, deductions and credits on their federal end various state income tax returns. We are subject to New York City and various state income taxes. On September 30, 2003, our "S" Corporation status was revoked in connection with the conversion of convertible subordinated debt into common shares. On a prospective basis, we expect to have an effective income tax rate of approximately 40%.

OFF-BALANCE SHEET TRANSACTIONS

      We do not have any transactions, agreements or other contractual arrangements that constitute off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

      For the ten months ended December 31, 2003, we changed our independent auditor and certifying accountant to Ehrenkrantz Sterling & Co. LLC. Prior thereto, we had engaged Eisner LLP as our independent auditor and certifying accountant. There have been no disagreements with Eisner LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Eisner LLP would have caused them to make reference thereto in their report.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the offering of common stock for sale by the selling stockholders.

                              SELLING STOCKHOLDERS

      This prospectus relates to the offering for resale of 99,506,033 shares of our common stock by certain selling stockholders who received shares in both LCS and CSI in private financing transactions. The following table and notes set forth, the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with CSI or with any of our predecessors or affiliates, the amount and percentage of shares of our common stock that are beneficially owned by such stockholder, the amount to be offered for the stockholder's account and the amount and percentage to be owned by such stockholder upon completion of the offering.

----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
                              COMMON STOCK      PERCENTAGE OF                              COMMON STOCK          PERCENTAGE OF
                              BENEFICIALLY      COMMON STOCK                               BENEFICIALLY OWNED    COMMON STOCK
                              OWNED             BENEFICIALLY OWNED    COMMON STOCK BEING   AFTER THE OFFERING    BENEFICIALLY OWNED
                              PRIOR TO THE      PRIOR TO THE         OFFERED PURSUANT TO                         AFTER TO THE
     SELLING STOCKHOLDER      OFFERING          OFFERING               THIS PROSPECTUS                           OFFERING
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
                                     NUMBER          PERCENTAGE             NUMBER                NUMBER              PERCENTAGE
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Mathew and Kyle Szulik        21,250,000        3.1%                 21,250,000            12,500,000            1.8%
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Jermar Corp.                  22,408,000        3.3%                 22,408,000            825,000               *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Redec & Associates LLC        17,750,000        2.6%                 17,750,000            0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Trust FBO Claire S. Adelson   5,666,666         *                    5,666,666             0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Lawrence D. Share             9,666,667         1.4%                 9,666,667             0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Richard and Stacy Adelson     2,333,333         *                    2,333,333             0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Alisa Farber Revocable Trust  1,000,000         *                    1,000,000             0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Edward and Nancy McSorley     3,958,333         *                    3,958,333             625,000               *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Ronald Kertes                 1,666,668         *                    1,666,668             0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Michael D. Mitchell, MD       24,231,366        3.5%                 24,231,366            0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Robert E. Morris              1,100,000         *                    1,100,000             0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Alex Bruni                    1,000,000         *                    1,000,000             0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Gene R. Kazlow, Esq.          500,000           *                    500,000               0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Janet M. Portelly             500,000           *                    500,000               0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Lawrence J. Slavin            200,000           *                    200,000               0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
Roger Jones                   125,000           *                    125,000               0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
J.T. Shulman & Company, P.C.  100,000           *                    100,000               0                     *
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------
TOTAL                         113,456,033       16.5%                113,456,033           13,950,000            1.8%
----------------------------- ----------------- -------------------- --------------------- --------------------- ------------------

* Less than 1%

      Because the selling stockholders may, under this prospectus, sell all or some portion of their common stock, only an estimate can be given as to the amount of common stock that will be held by the selling stockholders upon completion of the offering. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their common stock after the date on which they provided information regarding their shareholdings.

                              PLAN OF DISTRIBUTION

      Selling stockholders may offer and sell, from time to time, the shares of our common stock covered by this prospectus. The term selling stockholders includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their securities by one or more of, or a combination of, the following methods:

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o an over-the-counter distribution in accordance with the rules of the NASDAQ National Market;

      o     in privately negotiated transactions; and,

      o     in options transactions.

      To the extent required, we may amend or supplement this prospectus to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of shares of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of our common stock short and redeliver the securities to close out their short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of securities offered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect the transaction. The selling stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may affect sales of the pledged securities pursuant to this prospectus, as supplemented or amended to reflect the transaction.

      The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

      In offering the securities covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be treated as "underwriters" within the meaning of the Securities Act in connection with sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

      The selling stockholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and other participating persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular security being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We have informed the selling stockholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Exchange Act, may apply to their sales in the market.

      We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

      At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      The following table sets forth the names and ages our current directors and executive officers, the principal offices and positions with us held by each person and the date such person became a director or executive officer. Our Board of Directors elects our executive officers annually. Each year the stockholders elect the members of our Board of Directors.

      Our directors and executive officers are as follows:

------------------------------------- ----------------------- ------- -----------------------------------------------
                NAME                  YEAR FIRST ELECTED AS    AGE                    POSITION HELD
                                      AN OFFICER OR DIRECTOR
------------------------------------- ----------------------- ------- -----------------------------------------------
Scott Newman                                   2004             44    President, Chief Executive Officer and
                                                                      Chairman
------------------------------------- ----------------------- ------- -----------------------------------------------
Glenn Peipert                                  2004             42    Executive Vice President, Chief Operating
                                                                      Officer and Director
------------------------------------- ----------------------- ------- -----------------------------------------------
Mitchell Peipert                               2004             45    Vice President, Chief Financial Officer,
                                                                      Secretary and Treasurer
------------------------------------- ----------------------- ------- -----------------------------------------------
Lawrence K. Reisman                            2004             45    Director
------------------------------------- ----------------------- ------- -----------------------------------------------
Robert C. DeLeeuw                              2004             47    Senior Vice President and President of
                                                                      DeLeeuw Associates, LLC
------------------------------------- ----------------------- ------- -----------------------------------------------

      SCOTT NEWMAN, has been our President, Chief Executive Officer and Chairman since January 2004. Mr. Newman founded the former Conversion Services International, Inc. in 1990 (before its merger with and into the LCS) and is our largest stockholder. He has over twenty years of experience providing technology solutions to major companies internationally. Mr. Newman has direct experience in strategic planning, analysis, design, testing and implementation of complex big-data solutions. He possesses a wide range of software and hardware architecture/discipline experience, including, client/server, data discovery, distributed systems, data warehousing, mainframe, scaleable solutions and s-business. Mr. Newman has been the architect and lead designer of several commercial software products used by Chase, Citibank, Merrill Lynch and Jaguar Cars. Mr. Newman advises and reviews data warehousing and business intelligence strategy on behalf of our Fortune 1000 clients, including AT&T Capital, Jaguar Cars, Cytec and Chase. Mr. Newman is a member of the Young Presidents Organization, a leadership organization that promotes the exchange of ideas, pursuit of learning and sharing strategies to achieve personal and professional growth and success. Mr. Newman received his B.S. from Brooklyn College in 1980.

      GLENN PEIPERT has been our Executive Vice President, Chief Operating Officer and Director since January 2004. Mr. Peipert held the same positions with the former Conversion Services International, Inc. since its inception in 1990. Mr. Peipert has over two decades of experience consulting to major organizations about leveraging technology to enable strategic change. He has advised clients representing a broad cross-section of rapid growth industries worldwide. Mr. Peipert has hands on experience with the leading data warehousing products. His skills include architecture design, development and project management. He routinely participates in architecture reviews and recommendations for our Fortune 500 clients. Mr. Peipert has managed major technology initiatives at Chase, Tiffany, Morgan Stanley, Cytec and the United States Tennis Association. He speaks nationally on applying data warehousing technologies to enhance business effectiveness and has authored multiple white papers regarding business intelligence. Mr. Peipert is a member of the Institute of Management Consultants, as well as TEC International, a leadership organization whose mission is to increase the effectiveness and enhance the lives of chief executives and those they influence. Mr. Peipert is the brother of Mitchell Peipert, our Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Peipert received his B.S. from Brooklyn College in 1982.

      MITCHELL PEIPERT has been our Vice President, Chief Financial Officer, Secretary and Treasurer since January 2004. Mr. Peipert is a Certified Public Accountant who held the same positions with the former Conversion Services International, Inc. from January 2001 to September 2002. From September 2002 to December 2003, Mr. Peipert was Senior Sales Executive for HIA Group and President of E3 Management Advisors. From April 1992 until January 2001, Mr. Peipert served as Senior Vice President of Operations and Controller of TSR Wireless LLC, where he directed the accounting, operations and human resources functions. He also assisted the chief executive officer in strategic planning, capital raising and acquisitions. Prior to his employment by TSR, he held various managerial roles for Anchin, Block & Anchin, certified public accountants, Merrill Lynch and Grant Thornton. Mr. Peipert is the brother of Glenn Peipert, our Executive Vice President, Chief Operating Officer and Director. Mr. Peipert received his B.S. from Brooklyn College in 1980 and received his M.B.A. in Finance from Pace University in 1986.

      LAWRENCE K. REISMAN has been a Director of our company since February 2004. Mr. Reisman is a Certified Public Accountant who has been the principal of his own firm, The Accounting Offices of L.K. Reisman, since 1986. Prior to forming his company, Mr. Reisman was a tax manager at Coopers & Lybrand and Peat Marwick Mitchell. He routinely provides accounting services to small and medium-sized companies, which services include auditing, review and compilation of financial statements, corporate, partnership and individual taxation, designing accounting systems and management consulting services.

Mr. Reisman received his B.S. and M.B.A. in Finance from St. John's University in 1981 and 1985, respectively.

      ROBERT C. DELEEUW has been our Senior Vice President and the President of our wholly owned subsidiary, DeLeeuw Associates, LLC, since March 2004. Mr. DeLeeuw founded DeLeeuw Associates, LLC, formerly known as DeLeeuw Associates, Inc., in 1991. Mr. DeLeeuw has over twenty-five years experience in banking and consulting. During this time, he has managed and supported some of the largest merger projects in the history of the financial services industry and has implemented numerous large-scale business and process change programs for his clients. He has been published in American Banker, Mortgage Banking Magazine, The Journal of Consumer tending and sank Technology News where he has also served as a member of the Editorial Advisory Board. Mr. DeLeeuw received his B.S. from Rider University in 1979 and received his M.S. in Management from Stevens Institute of Technology in 1986.

      Directors do not receive compensation for their duties as directors.

EXECUTIVE COMPENSATION

      The following table sets forth, for the fiscal years indicated, all compensation awarded to, paid to or earned by the following type of executive officers for the fiscal years ended December 31, 2001, 2002 and 2003: (i) individuals who served as, or acted in the capacity of, our principal executive officer for the fiscal year ended December 31, 2003; and (ii) our other most highly compensated executive officer, who together with the principal executive officer are our most highly compensated officers whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 31, 2003 and who were employed at the end of fiscal year 2003.

                           SUMMARY COMPENSATION TABLE*

                                                                                              LONG TERM COMPENSATION

                                             ANNUAL COMPENSATION(1)                   AWARDS                        PAYOUTS

NAME AND PRINCIPAL POSITION      YEAR      SALARY     BONUS    OTHER ANNUAL    RESTRICTED    SECURITIES       LTIP       ALL OTHER
                                                               COMPENSATION      STOCK       UNDERLYING     PAYOUTS    COMPENSATION
                                                                                AWARD(S)    OPTIONS/SARS
                                            ($)       ($)          ($)            ($)           (#)          ($)            ($)
 Scott Newman                    2003     244,452      --           --            --            --            --        206,686 (2)
 President, Chief Executive      2002     143,750      --           --            --            --            --        259,418 (2)
 Officer and Chairman            2001     250,000      --           --            --            --            --        220,000 (2)


 Glenn Peipert                   2003     223,016      --           --            --            --            --        171,309 (2)
 Executive Vice President,       2002     143,750      --           --            --            --            --        199,166 (2)
 Chief Operating Officer and     2001     187,500      --           --            --            --            --        165,633 (2)
 Director

-----------------------

* Salary reflects total compensation paid to these executives (both before and after the merger described in Item 1).

(1) The annual amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary reported for each named executive officer and has therefore been omitted.

(2) Amounts shown reflect distributions resulting from our past tax status as a Subchapter S corporation, as well as expenses paid for by us.

OPTION GRANTS AS OF MARCH 31, 2004

      The only executive officer or director to receive options as of March 31, 2004 was Mitchell Peipert, who was granted options to purchase 4,500,000 shares of common stock by our Board of Directors on March 29, 2004 at an exercise price of $0.165 per share. One-third of the options granted vest on the first anniversary, one-third of the options granted vest on the second anniversary and one-third of the options granted vest on the third anniversary. The options expire on March 28, 2014.

      As of March 31, 2004, options to purchase a total of 14,700,000 shares of common stock were granted by our Board of Directors at an exercise price of $0.165 per share. One-third of the options granted vest on the first anniversary, one-third of the options granted vest on the second anniversary and one-third of the options granted vest on the third anniversary. The options expire on March 28, 2014.

      All options described above have been issued pursuant to the 2003 Incentive Plan described below.

2003 INCENTIVE PLAN

General

      The 2003 Incentive Plan was approved at a special meeting of our stockholders on January 23, 2004. The Plan authorizes us to issue 100,000,000 shares of common stock for issuance upon exercise of options. It also authorizes the issuance of stock appreciation rights, referred to herein as SARs. The Plan authorizes us to grant

      o     incentive stock options to purchase shares of our common stock,

      o     non-qualified stock options to purchase shares of common stock, and

      o     SARs and shares of restricted common stock.

      The Plan may be amended, terminated or modified by our Board at any time, subject to stockholder approval as required by law, rule or regulation. No such termination, modification or amendment may affect the rights of an optionee under an outstanding option or the grantee of an award.

Objectives

      The objective of the Plan is to provide incentives to our officers, other key employees, consultants, professionals and non-employee directors to achieve financial results aimed at increasing stockholder value and attracting talented individuals to CSI. Persons eligible to be granted incentive stock options under the Plan will be those employees, consultants, professionals and non-employee directors whose performance, in the judgment of a committee of our Board of Directors, can have a significant effect on our success.

Oversight

      The Board, acting as a whole, or a committee thereof appointed by our Board, will administer the Plan by making determinations regarding the persons to whom options should be granted and the amount, terms, conditions and restrictions of the awards. The Board or such committee also has the authority to interpret the provisions of the Plan and to establish and amend rules for its administration subject to the Plan's limitations.

Types of grants

      The Plan allows us to grant incentive stock options, non-qualified stock options, shares of restricted stock, SARs in connections with options and independent SARs. The Plan does not specify what portion of the awards may be in the form of any of the foregoing. Incentive stock options awarded to our employees are qualified stock options under the Internal Revenue Code.

Eligibility

      Under the Plan, we may grant incentive stock options only to our officers and employees, and we may grant non-qualified options to officers and employees, as well as our directors, independent contractors and agents.

Statutory Conditions on Stock Options

      Exercise Price. To the extent that Options designated as incentive stock options become exercisable by an optionee for the first time during any calendar year for common stock having a fair market value greater than One Hundred Thousand Dollars ($100,000), the portions of such options which exceed such amount shall be treated as nonqualified stock options. Incentive stock options granted to any person who owns, immediately after the grant, stock possessing more than 10% of the combined voting power of all classes of our stock, or of any parent or subsidiary of ours, must have an exercise price at least equal to 110% of the fair market value of common stock on the date of grant and the term of the option may not be longer than five years.

      Expiration Date. Any option granted under the Plan will expire at the time fixed by the Board or its committee, which cannot be more than ten (10) years after the date it is granted or, in the case of any person who owns more than 10% of the combined voting power of all classes of our stock or of any parent or subsidiary corporation, not more than five years after the date of grant.

      Exerciseability. The Board or its committee may also specify when all or part of an option becomes exercisable, but in the absence by such specification, the option will ordinarily be exercisable in whole or part at any time during its term. However, the Board or its committee may accelerate the exerciseability of any option at its discretion.

      Assignability. Options granted under the Plan are not assignable, except by the laws of descent and distribution or as may be otherwise provided by the Board or its committee.

Payment Upon Exercise Of Options

      Payment of the exercise price for any option may be in cash, by withheld shares that, upon exercise, have a fair market value at the time the option is exercised equal to the option price, plus applicable withholding tax, or in the form of shares of our common stock.

Stock Appreciation Rights

      A Stock Appreciation Right is the right to benefit from appreciation in the value of common stock. A SAR holder, on exercise of the SAR, is entitled to receive from us in cash or common stock an amount equal to the excess of: (a) the fair market value of common stock covered by the exercised portion of the SAR, as of the date of such exercise, over (b) the fair market value of common stock covered by the exercised portion of the SAR as of the date on which the SAR was granted.

      The Board or its committee may grant SARs in connection with all or any part of an option granted under the Plan, either concurrently with the grant of the option or at any time thereafter, and may also grant SARs independently of options.

Tax Consequences

      An employee or director will not recognize income on the awarding of incentive stock options and nonstatutory options under the Plan.

      An optionee will recognize ordinary income as the result of the exercise of a nonstatutory stock option in the amount of the excess of the fair market value of the stock on the day of exercise over the option exercise price.

      An employee will not recognize income on the exercise of an incentive stock option, unless the option exercise price is paid with stock acquired on the exercise of an incentive stock option and the following holding period for such stock has not been satisfied. The employee will recognize long-term capital gain or loss on a sale of the shares acquired on exercise, provided the shares acquired are not sold or otherwise disposed of before the earlier of:

      (i)   two years from the date of award of the option or

      (ii)  one year from the date of exercise.

      If the shares are not held for the required period of time, the employee will recognize ordinary income to the extent the fair market value of the stock at the time the option is exercised exceeds the option price, but limited to the gain recognized on sale. The balance of any such gain will be a short-term capital gain. Exercise of an option with previously owned stock is not a taxable disposition of such stock. An employee generally must include in alternative minimum taxable income the amount by which the price such employee paid for an incentive stock option is exceeded by the option's fair market value at the time his or her rights to the stock are freely transferable or are not subject to a substantial risk of forfeiture.

EMPLOYMENT AGREEMENTS

      Scott Newman, our President and Chief Executive Officer, agreed to a five-year employment agreement dated as of March 26, 2004. The agreement provides for an annual salary to Mr. Newman of $500,000 and an annual bonus to be awarded by our to-be-appointed Compensation Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance. In the event that Mr. Newman's employment is terminated other than with good cause, he will receive a payment of three year's base salary.

      Mr. Glenn Peipert, Executive Vice President and Chief Operating Officer, agreed to a five-year employment agreement dated as of March 26, 2004. The agreement provides for an annual salary to Mr. Peipert of $375,000 and an annual bonus to be awarded by our to-be-appointed Compensation Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance. In the event that Mr. Peipert's employment is terminated other than with good cause, he will receive a payment of three year's base salary.

      Mr. Mitchell Peipert, Vice President, Chief Financial Officer, Treasurer and Secretary, agreed to a three-year employment agreement dated as of March 26, 2004. The agreement provides for an annual salary to Mr. Peipert of $200,000 and an annual bonus to be awarded by our to-be-appointed Compensation Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance. In the event that Mr. Peipert's employment is terminated other than with good cause, he will receive a payment of three year's base salary.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of our common stock, our only class of outstanding voting securities as of May 5, 2004, based on 689,275,000 aggregate shares of common stock outstanding as of such date, by: (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock with the address of each such person, (ii) each of our present directors and officers, and (iii) all officers and directors as a group:

-------------------------------------------- ------------------------------- --------------------------------------------
           NAME AND ADDRESS OF                  AMOUNT OF COMMON STOCK         PERCENTAGE OF OUTSTANDING COMMON STOCK
          BENEFICIAL OWNER(1)(2)                   BENEFICIALLY OWNED                    BENEFICIALLY OWNED
-------------------------------------------- ------------------------------- --------------------------------------------
Scott Newman(3)                                       300,050,000                               43.5%
-------------------------------------------- ------------------------------- --------------------------------------------
Glenn Peipert(4)                                      150,000,000                               21.8%
-------------------------------------------- ------------------------------- --------------------------------------------
Mitchell Peipert(5)                                       -0-                                     *
-------------------------------------------- ------------------------------- --------------------------------------------
Robert C. DeLeeuw(6)                                   80,000,000                               11.6%
-------------------------------------------- ------------------------------- --------------------------------------------
Lawrence K. Reisman(7)                                    -0-                                     *
-------------------------------------------- ------------------------------- --------------------------------------------
All directors and officers as a group
(5 persons)                                           530,050,000                               76.9%
-------------------------------------------- ------------------------------- --------------------------------------------

-------------------------

* Represents less than 1% of the issued and outstanding membership shares, regardless of class.

(1) Each stockholder, director and executive officer has sole voting power and sole dispositive power with respect to all shares beneficially owned by him, unless otherwise indicated.

(2) All addresses are c/o Conversion Services International, Inc., 100 Eagle Rock Avenue, East Hanover, New Jersey 07936.

(3) Mr. Newman is our President, Chief Executive Officer and Chairman of the Board.

(4) Mr. Glenn Peipert is our Executive Vice President, Chief Operating Officer and Director

(5) Mr. Mitchell Peipert is our Vice President, Chief Financial Officer, Secretary and Treasurer. Does not include 4,500,000 options to purchase common stock by our Board of Directors on March 29, 2004 at an exercise price of $0.165 per share. One-third of the options granted vest on the first anniversary, one-third of the options granted vest on the second anniversary and one-third of the options granted vest on the third anniversary. The option grant expires on March 28, 2014.

(6) Mr. DeLeeuw is our Senior Vice President and the President of our wholly owned subsidiary DeLeeuw Associates, LLC.

(7)   Mr. Reisman is a Director.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      We currently have a line of credit with Trust Company Bank of New Jersey pursuant to which we have borrowed $3,000,000 against eligible accounts receivable. This line is collateralized by all of our assets and guaranteed by Scott Newman and Glenn Peipert.

      As of March 31, 2004, Scott Newman and Glenn Peipert owed the company an aggregate of approximately $204,000, including accrued interest. These loans bear at 3% per annum and are due and payable by December 31, 2005.

      Dr. Michael Mitchell, the former President, Chief Executive Officer and sole director of LCS, had loaned an aggregate of $930,707 to us. Mr. Alex Bruni. LCS' Vice President and Secretary, had loaned us an aggregate of $36,500. These loans were converted into shares of our common stock at the closing of the merger of LCS and CSI. Dr. Mitchell and Mr. Bruni are each selling stockholders hereunder.

      On March 22, 2002, we issued 500,000 shares of our common stock to two of our former directors, which we valued at $0.04 per share.

      During our fiscal year ended February 28, 2003, A&J Marketing, Inc., a company owned by Mr. Bruni, acquired the Golfpromo.net and PlayGolfNow.com domain names after we had lost our right to these names because we were unable to pay the fees needed to retain these rights. A&J Marketing subsequently opened websites using these names and is now operating these websites.

      Other than those described above, we have no material transactions which involved or are planned to involve a direct or indirect interest of a director, executive officer, greater than 5% stockholder or any family of such parties.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Market Information. Our common stock traded on the OTC Bulletin Board, except as indicated below, and/or the Pink Sheets LLC under the symbol "LCSG" from mid-1998 through July 16, 2003 and "LCSI" through February 2, 2004. Beginning February 3, 2004, our common stock has traded on the OTC Bulletin Board under the symbol "CSII.OB."

      The following chart sets forth the high and low bid prices for each quarter from January 1, 2002 through March 31, 2004:


                                                            HIGH        LOW
                                                         --------     --------

       2002 BY QUARTER
       ---------------
       January 1 - March 31                              $   0.37     $   0.03
       April 1 - June 30                                 $   0.51     $   0.04
       July 1 - September 30                             $   0.10     $   0.04
       October 1 - December 31                           $   0.05     $   0.01

       2003 BY QUARTER
       ---------------
       January 1 - March 31                              $   0.04     $   0.01
       April 1 - June 30                                 $   0.09     $   0.08
       July 1 - September 30                             $   0.19     $   0.06
       October 1 - December 31                           $   0.19     $   0.06

       2004 BY QUARTER
       ---------------
       January 1 - March 31                              $   0.25     $   0.13


      We are listed on the OTC Bulletin Board. On May 5, 2004, the high and low bid prices for our common stock were $0.17 and $0.16, respectively.

      On April 21, 2004, we filed an application to list our common stock on the American Stock Exchange. There can be no assurance, however, that such application will be approved.

      No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of our common stock for future sale will have on the market price of our common stock prevailing from time-to-time. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock.

      Record Holders. As of May 5, 2004, there were 451 registered holders of our common stock, including shares held in street name. As of May 5, 2004, there were 689,275,000 shares of common stock issued and outstanding.

      Dividends. We have not paid dividends on our common stock in the past and do not anticipate doing so in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. In addition, the loan and security agreement with the Trust Company of New Jersey requires that we obtain their consent prior to paying any dividends.

                            DESCRIPTION OF SECURITIES

      The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended. We are authorized to issue up to 1,000,000,000 shares of common stock, par value $.001 per share. As of May 5, 2004, there were 689,275,000 shares of common stock issued and outstanding. We are authorized to issue up to 20,000,000 shares of preferred stock, par value $.001. None are outstanding.

COMMON STOCK

      The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available. In the event of a liquidation, dissolution or winding-up of us, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully-paid and nonassessable.

PREFERRED STOCK

      The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by our Board of Directors. Our Board of Directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

WARRANTS

      Pursuant to the private offering in May 2004, participating investors received 16,275,000 shares of our common stock and 4,068,750 warrants to purchase shares of our common stock at $0.14 per share. These warrants expire in May 2007.

OPTIONS

      The only options under our 2003 Incentive Plan as of May 5, 2004 are held by Mitchell Peipert, who was granted options to purchase 4,500,000 shares of common stock by our Board of Directors on March 29, 2004 at an exercise price of $0.165 per share. One-third of the options granted vest on the first anniversary, one-third of the options granted vest on the second anniversary and one-third of the options granted vest on the third anniversary. The options expire on March 28, 2014.

TRANSFER AGENT

      Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716, is the transfer agent for our shares of common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. This could adversely affect the prevailing market price and our ability to raise equity capital in the future. Subject to this Registration Statement being declared effective, all 99,506,033 shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares that may be sold or purchased by our "affiliates." Shares purchased by our affiliates will be subject to the volume and other limitations of Rule 144 of the Securities Act, or "Rule 144" described below. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the issuer. These shares will be subject to the volume and other limitations of Rule 144.

RULE 144

      Under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of common stock for at least one year, including the holding period of any prior owner who is not an affiliate, would be entitled to sell a number of the shares within any three-month period equal to the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock (if such common stock is traded on NASDAQ or another exchange) during the four calendar weeks preceding such sale. Immediately after the offering, 1% of our outstanding shares of common stock would equal approximately 6,892,750 shares. Under Rule 144, restricted shares are subject to manner of sale and notice requirements and requirements as to the availability of current public information concerning us.

      Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell such shares without regard to the volume or other limitations of Rule 144 just described.

                                     EXPERTS

The audited financial statements for our company as of the year ended December 31, 2003, included in this prospectus are reliant on the reports of Ehrenkrantz Sterling & Co. LLC, Livingston, New Jersey, independent certified public accountants, as stated in their reports therein, upon the authority of that firm as experts in auditing and accounting. Prior to our engagement of Ehrenkrantz Sterling & Co. LLC, we had engaged Eisner LLP as our independent auditor and certifying accountant. See "Changes in and Disagreements with Accountants".

                                  LEGAL MATTERS

      The legality of this offering of shares of our common stock has been passed upon on our behalf by Ellenoff Grossman & Schole LLP, New York, New York. Ellenoff Grossman & Schole LLP was not hired on a contingent basis, nor will it receive a direct or indirect interest in the business of the issuer. Neither Ellenoff Grossman & Schole LLP nor its principals are, or will be, a promoter, underwriter, voting trustee, director, officer or employee of CSI.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      We have indemnified each member of the Board of Directors and our executive officers to the fullest extent authorized, permitted or allowed by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

      We are in compliance with the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the principal office, public reference facilities and Web site of the SEC referred to above.

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                                TABLE OF CONTENTS


                                                                       PAGE
                                                                       ----

Independent Auditor's Report                                           F-2

Consolidated Balance Sheet                                             F-3

Consolidated Statements of Operations                                  F-4

Consolidated Statements of Changes in Stockholders' Equity             F-5

Consolidated Statements of Cash Flows                                  F-6

Notes to Consolidated Financial Statements                             F-8

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Stockholders
Conversion Services International, Inc.
East Hanover, New Jersey

We have audited the accompanying consolidated balance sheet of Conversion Services International, Inc. and subsidiary as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conversion Services International, Inc. and subsidiary as of December 31, 2003 and the consolidated results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ Ehrenkrantz Sterling & Co. LLC

Livingston, New Jersey
March 30, 2004,
except for Notes 1 and 9,
as to which the date is May 4, 2004

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003
                                   (Restated)

ASSETS
CURRENT ASSETS
     Cash                                                                                                      $ 411,586
     Accounts receivable, net of allowance for doubtful accounts of $92,000                                    2,052,343
     Prepaid expenses                                                                                            113,803
     Deferred tax asset                                                                                           36,700
                                                                                                      -------------------
         TOTAL CURRENT ASSETS                                                                                  2,614,432
                                                                                                      -------------------

PROPERTY AND EQUIPMENT, at cost, net                                                                             270,696
                                                                                                      -------------------

OTHER ASSETS
     Due from stockholders, including accrued interest of $21,600                                                203,623
     Goodwill                                                                                                  1,094,206
     Deferred loan costs, net of accumulated amortization of $77,484                                              24,862
     Intangible assets, net of accumulated amortization of $89,710                                               344,290
     Deferred tax asset                                                                                          191,000
     Security deposits                                                                                            16,791
                                                                                                      -------------------
                                                                                                               1,874,772
                                                                                                      -------------------

                                                                                                             $ 4,759,900
                                                                                                      ===================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Line of credit                                                                                          $ 1,782,699
     Current portion of long-term debt                                                                           461,981
     Accounts payable and accrued expenses                                                                     1,025,248
                                                                                                      -------------------
         TOTAL CURRENT LIABILITIES                                                                             3,269,928
                                                                                                      -------------------

LONG-TERM DEBT, net of current portion                                                                           233,928
                                                                                                      -------------------

DEFERRED TAXES                                                                                                    36,900
                                                                                                      -------------------

COMMITMENTS                                                                                                            -

STOCKHOLDERS' EQUITY
     Common stock, $.001 par value, 1,000,000 shares authorized, issued
         and outstanding                                                                                           1,000
     Additional paid in capital                                                                                1,446,250
     Accumulated deficit                                                                                        (228,106)
                                                                                                      -------------------
                                                                                                               1,219,144
                                                                                                      -------------------

                                                                                                             $ 4,759,900
                                                                                                      ===================

See Notes to Consolidated Financial Statements.

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               Years ended December 31
                                                           ---------------------------------
                                                                2003              2002
                                                           ---------------   ---------------
                                                                               (Restated)
REVENUE                                                      $ 14,366,456      $ 16,244,790

COST OF SERVICES                                               10,265,808        10,677,527
                                                           ---------------   ---------------

GROSS PROFIT                                                    4,100,648         5,567,263
                                                           ---------------   ---------------

OPERATING EXPENSES
Selling and marketing                                           1,552,766         1,095,072
General and administrative                                      2,701,934         3,549,423
Depreciation and amortization                                     213,158           149,463
                                                           ---------------   ---------------

                                                                4,467,858         4,793,958
                                                           ---------------   ---------------

INCOME (LOSS) FROM OPERATIONS                                    (367,210)          773,305
                                                           ---------------   ---------------

OTHER INCOME (EXPENSE)
   Interest income                                                  5,400             5,400
   Interest expense                                              (135,753)         (139,152)
                                                           ---------------   ---------------

                                                                 (130,353)         (133,752)
                                                           ---------------   ---------------

INCOME (LOSS) BEFORE TAXES                                       (497,563)          639,553
                                                           ---------------   ---------------

INCOME TAXES (BENEFIT)
Current                                                                 -           101,100
Deferred                                                         (190,800)          (78,700)
                                                           ---------------   ---------------

                                                                 (190,800)           22,400
                                                           ---------------   ---------------

NET INCOME (LOSS)                                              $ (306,763)        $ 617,153
                                                           ===============   ===============

See Notes to Consolidated Financial Statements.

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                            Additional            Retained              Total
                                                        Capital              Paid-in              Earnings          Stockholders'
                                                         Stock               Capital             (Deficit)              Equity
                                                     ----------------    -----------------    -----------------    -----------------
Balance, January 1, 2002, as restated                          $ 900            $ 140,800            $ 190,424            $ 332,124

     Net income                                                    -                    -              617,153              617,153

     Distributions to stockholders                                 -                    -             (178,340)            (178,340)
                                                     ----------------    -----------------    -----------------    -----------------

Balance, December 31, 2002, as restated                          900              140,800              629,237              770,937

     Net loss                                                      -                    -             (306,763)            (306,763)

     Issuance of 100,000 shares of Common Stock
       of Conversion Services International, Inc.                100            1,522,338                    -            1,522,438

     Distributions to stockholders                                 -             (216,888)            (550,580)            (767,468)
                                                     ----------------    -----------------    -----------------    -----------------

Balance, December 31, 2003                                   $ 1,000          $ 1,446,250           $ (228,106)         $ 1,219,144
                                                     ================    =================    =================    =================

See Notes to Consolidated Financial Statements.

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Years ended December 31
                                                                     --------------------------------------
                                                                           2003                 2002
                                                                     -----------------    -----------------
                                                                                             (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                     $ (306,763)           $ 617,153
     Adjustments to reconcile net income (loss)
     to net cash used in operating activities:
        Depreciation                                                           95,837              108,890
        Amortizaton of intangible assets and deferred loan costs              117,321               40,573
        Deferred tax benefit                                                 (190,800)             (78,700)
        Allowance for doubtful accounts                                        42,000              (75,000)
        Conversion of accrued interest to additional paid-in capital           22,438                    -
     Changes in operating assets and liabilities:
        Decrease in accounts receivable                                      (268,325)            (180,980)
        (Increase) decrease in prepaid expense                                (50,611)              73,139
        (Increase) decrease in security deposits                               (2,070)               1,250
        Decrease in accounts payable and accrued expenses                        (327)            (548,661)
        Decrease in deferred revenue                                                -              (10,000)
                                                                     -----------------    -----------------
            Net cash used in operating activities                            (541,300)             (52,336)
                                                                     -----------------    -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of property and equipment                                    (93,640)             (41,050)
     Collection (issuance) of note receivable                                   2,100              210,000
     Acquisition of intangible assets and goodwill                            (11,951)             (82,277)
                                                                     -----------------    -----------------
            Net cash provided by (used in) investing activities              (103,491)              86,673
                                                                     -----------------    -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Cash overdraft                                                            (5,661)               5,661
     Net advances under line of credit                                      1,112,863              454,137
     Principal payments on long-term debt                                    (777,957)            (308,828)
     Deferred loan costs in connection with long-term debt                          -              (23,241)
     Issuance of convertible debt                                           1,500,000                    -
     Due from stockholders                                                     (5,400)              (5,400)
     Distributions to stockholders                                           (767,468)            (178,340)
                                                                     -----------------    -----------------
        Net cash provided by (used in) financing activities                 1,056,377              (56,011)
                                                                     -----------------    -----------------

NET INCREASE (DECREASE) IN CASH                                               411,586              (21,674)
CASH, beginning of year                                                             -               21,674
                                                                     -----------------    -----------------

CASH, end of year                                                           $ 411,586                  $ -
                                                                     =================    =================

See Notes to Consolidated Financial Statements.

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Years ended December 31
                                                                     --------------------------------------
                                                                           2003                 2002
                                                                     -----------------    -----------------
                                                                                             (Restated)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest                                                  $ 89,630            $ 135,066
     Cash paid for income taxes                                                28,258              229,007

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

      During 2003 and 2002, the Company entered into various capital lease arrangements for computer equipment in the amount of $23,556 and $2,928, respectively.

      During 2002, the Company financed the acquisition of certain intangibles through an obligation due to a third party in the amount of $700,811.


See Notes to Consolidated Financial Statements.

                     CONVERSION SERVICES INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

Conversion Services International, Inc. ("CSI") was incorporated in the State of Delaware and has been conducting business since 1990. CSI and Doorways, Inc., a wholly-owned subsidiary of CSI, (together the "Company") are principally engaged in the information technology services industry in the following areas: Data Warehousing, Business Intelligence, Management consulting and professional services, on credit, to its customers principally located in New Jersey and New York. In November 2002, the Company acquired the operations of Scosys, Inc. that is engaged in the information technology services industry. Included in the Company's results of operations related to Scosys were the following:


                                                          Years ended December 31
                                                 -------------------------------------------
                                                        2003                    2002
                                                 --------------------    -------------------
Revenues                                                 $ 3,034,000              $ 456,000
Cost of Services                                           2,169,000                335,000
                                                 --------------------    -------------------
Gross Profit                                                 865,000                121,000
General and Adminstrative                                    159,000                 10,000


PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of CSI and its wholly-owned subsidiary, Doorways, Inc. All intercompany transactions and balances have been eliminated in consolidation.

REVENUE RECOGNITION

Revenue from consulting and professional services is recognized at the time the services are performed, evidence of an arrangement exists, the fee is fixed or determinable and collectibility is reasonably assured.

ACCOUNTS RECEIVABLE

The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and changes the allowance for doubtful accounts, when deemed necessary, based on its history of past write-offs and collections, contractual terms and current credit conditions.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and includes equipment held under capital lease agreements. Depreciation, which includes amortization of leased equipment, is computed principally by an accelerated method and is based on the estimated useful lives of the various assets ranging from three to seven years. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

Expenditures for maintenance and repairs have been charged to operations. Major renewals and betterments have been capitalized.

AMORTIZATION

The Company amortizes deferred loan costs on a straight-line basis over the term of the related loan instrument. The Company amortizes acquired customer lists and contracts over an estimated useful life of 5 years.

GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the amounts paid in connection with a settlement agreement with the Elligent Consulting Group to re-acquire the ownership rights to the Company and in connection with the acquisition of Scosys, Inc. Additionally, as part of the Company's acquisition of Scosys, Inc., executed in November 2002, the Company acquired intangible assets. The Company adopted FASB Statement 142 as of January 1, 2002 for all goodwill recognized in the Company"s balance sheet as of December 31, 2001. This statement changed the accounting for goodwill from an amortization method to an impairment-only approach, and introduced a new model for determining impairment charges.

Goodwill and intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist or at least annually. The Company assesses the recoverability of its assets, in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets," comparing projected undiscounted cash flows associated with those assets against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. The Company's goodwill and intangible assets were not impaired at December 31, 2003.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk are cash and accounts receivable arising from its normal business activities. The Company routinely assesses the financial strength of its customers, based upon factors surrounding their credit risk, establishes an allowance for doubtful accounts, and as a consequence believes that its accounts receivable credit risk exposure beyond such allowances is limited. At December 31, 2003, one customer approximated 25% of the Company's accounts receivable balance.

The Company maintains its cash with a high credit quality financial institution. Each account is secured by the Federal Deposit Insurance Corporation up to $100,000.

ADVERTISING

The Company expenses advertising costs as incurred. Advertising costs amounted to approximately $8,000 and $5,700 for the years ended December 31, 2003 and 2002, respectively.

INCOME TAXES

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company"s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

On January 1, 2001, CSI elected to be an "S" Corporation whereby, the shareholders account for their share of CSI"s earnings, losses, deductions and credits on their Federal and various state income tax returns. CSI is subject to New York City and various state income taxes. On September 30, 2003, CSI's "S" Corporation status was revoked in connection with the conversion of convertible subordinated debt into common shares. Effective October 1, 2004, as a result of the revocation, the Company's tax status reverts to a C Corporation and on a prospective basis, the Company would expect to have an effective income tax rate of approximately 40%.

DERIVATIVES

In September 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 " Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which requires the recognition of all derivatives as either assets or liabilities measured at fair value, with changes in value reflected as current period income (loss) unless specific hedge accounting criteria are met. The effective date of SFAS No. 133, as amended by SFAS No. 138, is for fiscal years beginning after September 15, 2000. The Company adopted SFAS No. 133 as of January 1, 2001, resulting in no material impact upon adoption. SFAS No. 133 did not have a material impact on the financial results for the years ended December 31, 2003 and 2002.

RECLASSIFICATIONS

Certain amounts in prior periods have been reclassified to conform to the 2003 presentation.

RESTATEMENT OF FINANCIAL STATEMENTS

The following is a brief description of the differences between the Company's original accounting treatment and the revised accounting treatment that it has concluded is appropriate and has been reflected in the accompanying financial statements for the respective periods.

Recognition of interest income on Due from Stockholders - Retained earnings at January 1, 2002 has been adjusted to reflect interest income on loans receivable due from stockholders. The Company's original accounting did not include any adjustments to its financial statements for interest due on these loans. These loans receivable bear interest at 3% per annum and are due and payable by December 31, 2005. The revised accounting resulted in an increase to retained earnings of $10,800 as of January 1, 2002. The Company also recorded an additional $5,400 as interest income as a result of the correction of this error for the year ended December 31, 2002.

Recognition of Additional Intangibles and Goodwill related to acquisition of Scosys, Inc. - Retained earnings at December 31, 2002 has been reduced by approximately $11,000 to reflect additional amortization expense on certain acquired intangibles and interest expense on an obligation to a third party in connection with the acquisition of Scosys, Inc. (See Note 5). The Company's original accounting did not properly include the amount of intangibles acquired in connection with the Scosys, Inc. acquisition in November 2002. In connection with this acquisition, the Company recorded an additional $351,723 in intangible assets and $349,088 in goodwill and a corresponding obligation of $700,811 to a third party. (See Note 7)

Stockholders' Equity - Common stock has been reduced by $1,000 and Additional paid in capital has been increased by $1,000 at January 1, 2002 to reflect the consolidated results of the Company which were previously reported as affiliated and combined entities.

NOTE 2: RECENT PRONOUNCEMENTS

On August 16, 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Specifically, this standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The entity is required to capitalize the cost by increasing the carrying amount of the related long-lived asset. The capitalized cost is then depreciated over the useful life of the related asset and the liability is accreted, with changes to the operating expense, to the estimated settlement obligation amount. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. The standard is effective for fiscal years beginning after June 15, 2002. The Company adopted SFAS No. 143 as of as of January 1, 2003 and this adoption had no material impact on the Company's consolidated financial statements for the year ended December 31, 2003.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 supersedes Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and certain provisions of APB Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 establishes standards for long-lived assets to be disposed of, and redefines the valuation and presentation of discontinued operations. SFAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The adoption of SFAS 144 did not have a material effect on the Company's consolidated financial position, results of operations, and cash flows.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. Previous accounting guidance was provided by EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 replaces EITF 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS No. 146 as of January 1, 2003 and this adoption had no material impact on the Company's consolidated financial statements for the year ended December 31, 2003.

In November 2002, the EITF reached consensus on EITF No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables". This consensus requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangement meet specific criteria. In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative fair values, with certain limitations. The Company will be required to adopt the provisions of this consensus for revenue arrangements entered into after June 30, 2003, and the Company has decided to apply it on a prospective basis. The Company does not have any revenue arrangements that would have a material impact on its financial statements with respect to EITF No. 00-21.

In November 2002, the FASB issued FASB Interpretation, or FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. However, a liability does not have to be recognized for a parent's guarantee of its subsidiary's debt to a third party or a subsidiary's guarantee of the debt owed to a third party by either its parent or another subsidiary of that parent. The initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 irrespective of the guarantor's fiscal year end. The disclosure requirements of FIN No. 45 are effective for financial statements with annual periods ending after December 15, 2002. The Company does not have any guarantees that would require disclosure under FIN No. 45.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-based Compensation - Transition and Disclosure - an Amendment to SFAS No. 123". SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 for public companies. This statement is effective for fiscal years beginning after December 15, 2002. The Company adopted the disclosure requirements of SFAS No. 148 as of January 1, 2003 and plans to continue to follow the provisions of APB Opinion No. 25 for accounting for stock based compensation.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities -- An Interpretation of ARB No. 51", which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 provides guidance related to identifying variable interest entities (previously known generally as special purpose entities, or SPEs) and determining whether such entities should be consolidated. FIN No. 46 must be applied immediately to variable interest entities created or interests in variable interest entities obtained, after January 31, 2003. For those variable interest entities created or interests in variable interest entities obtained on or before January 31, 2003, the guidance in FIN No. 46 must be applied in the first fiscal year or interim period beginning after June 15, 2003. The Company adopted FIN No. 46 as of January 1, 2003 and this adoption had no material impact on the Company's consolidated financial statements for the year ended December 31, 2003.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies the characteristics of an obligation of the issuer. This standard is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that it did not have any financial instruments that are impacted by SFAS No. 150.

NOTE 3: PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                               December 31,
                                                                   2003
                                                            --------------------
Computer equipment                                                    $ 609,968
Furniture and fixtures                                                  103,777
Automobiles                                                              72,833
Leasehold improvements                                                   87,546
                                                            --------------------
                                                                        874,124
Accumulated depreciation                                               (603,428)
                                                            --------------------

                                                                      $ 270,696
                                                            ====================


NOTE 4: RELATED PARTY TRANSACTIONS

Due from stockholders of $203,623 at December 31, 2003 consists of loans receivable and accrued interest thereon from the majority stockholders / officers of the Company. These loans bear interest at 3% per annum and are due and payable by December 31, 2005.

NOTE 5: INTANGIBLES

Intangibles consisted of the following:
                                                               December 31,
                                                                   2003
                                                            --------------------

Customer lists and contracts                                          $ 414,000
Proprietary rights and rights to
  the name of Scosys Inc.                                                20,000
                                                            --------------------
                                                                        434,000
Accumulated amortization                                                (89,710)
                                                            --------------------

                                                                      $ 344,290
                                                            ====================


NOTE 6: LINE OF CREDIT

The credit facility provides for a maximum borrowing of $2,250,000, based on eligible accounts receivable. The interest rate is at the bank"s prime rate plus one (5.0% at December 31, 2003). The line is collateralized by all corporate assets, guaranteed by the Company"s shareholders, and expires on June 30, 2004. As of December 31, 2003, the Company is in violation of certain financial covenants in connection with the credit facility and notes payable to a bank. (See Note 14).

On October 29, 2003, the Company obtained an additional $2,000,000 Unsecured Convertible Line of Credit Note. The terms of the note provide for interest accruing at 7% per annum with a maturity date of October 28, 2008, unless converted into Common Stock at the Company or the Noteholder's option. (See Note
14)

NOTE 7: LONG-TERM DEBT

Long-term debt consisted of the following:

                                                                  December 31,
                                                                      2003
                                                                ----------------

Note payable to a bank requiring monthly installments of
$8,333, plus interest at the bank's prime rate plus 1/4%
(4.25% at December 31, 2003), due November 2005. The note is collateralized by all corporate assets and is guaranteed by
the Company's shareholders.                                           $ 191,666

Note payable to a bank requiring monthly installments of
$11,667, plus interest at LIBOR plus 200 basis points, due
November 2005. The note is collateralized by all corporate
assets, pledged securities of one of the shareholders, and
is guaranteed by the Company's shareholders. The LIBOR rate
at December 31, 2002 was 1.46%.                                         268,333

An obligation due to a third party (See Note 1 - Restatement of Financial Statements) in connection with an acquisition
of Scosys, payable through May 2004. The obligation has been present valued at the Company's implicit borrowing rate at
the time of the acquisition (5.25%)                                     213,533

Notes payable under capital lease obligations payable to
various finance companies for equipment at varying rates of
interest and maturity dates through 2006.                                22,377
                                                                ---------------
                                                                        695,909

Less: Current portion of long-term debt, including
obligations under capital leases of $8,448.                            (461,981)
                                                                ---------------

                                                                      $ 233,928
                                                                ===============

Future annual payments of long-term debt is as follows:

            Years Ending December 31
            ------------------------
                      2004                                            $ 461,981
                      2005                                              227,706
                      2006                                                6,222
                                                           ---------------------

                                                                      $ 695,909
                                                           =====================



As a result of the Replacement Line of Credit described in Note 14, no long-term portion of the Notes payable to the bank were reclassified to be reported as currently due as a result of the Company's violation of existing covenants.

NOTE 8: OBLIGATIONS UNDER CAPITAL LEASES

The Company has entered into various capital leases that are collateralized by computer equipment with an original cost of approximately $389,000.

The following is a schedule of future minimum payments required under the leases together with their present value as of December 31, 2003:

                 Years Ending December 31
                 ------------------------
                           2004                                      $ 11,012
                           2005                                         9,219
                           2006                                         6,593
                                                            ------------------
                                                                       26,824

            Less: Amount representing interest                         (4,447)
                                                            ------------------

                                                                     $ 22,377
                                                            ==================


NOTE 9: STOCKHOLDERS" EQUITY

In July 2003, the Company issued $1,500,000 of 7% Convertible Promissory Notes due January 1, 2006. On September 30, 2003, these notes were converted into 100,000 shares of CSI's common stock.

NOTE 10: INCOME TAXES

The Company provides for federal and state income taxes in accordance with current rates applied to accounting income before taxes. The provision for income taxes is as follows:

                                              Years ended December 31
                                     -------------------------------------------
                                            2003                    2002
                                     --------------------    -------------------

Current- Federal                              $        -               $ 63,300
Current - State                                        -                 37,800
Deferred - Federal                              (147,800)               (63,500)
Deferred - State                                 (43,000)               (15,200)
                                     --------------------    -------------------

                                              $ (190,800)              $ 22,400
                                     ====================    ===================


Deferred tax benefit in 2002 consisted of the temporary difference caused by the conversion of cash-basis tax accounting to accrual-basis tax accounting pursuant to Internal Revenue Code section 481(a) which allows up to a 4 year spreading of the income and expenses caused by the change in accounting method that completed during 2002.

The Company has net operating loss carry-forwards for both Federal and State purposes totaling approximately $413,000 that expire in 2023.

Deferred  tax  assets   (liabilites)   consisted  of  the  following   temporary
differences:

                                                               December 31,
                                                                   2003
                                                            -------------------

Net operating losses                                                 $ 164,900
Accounts receivable                                                     36,700
Property and equipment                                                   2,200
Goodwill                                                               (36,900)
Intangible assets                                                       23,900
                                                            -------------------

                                                                     $ 190,800
                                                            ===================

NOTE 11: MAJOR CUSTOMERS

During 2003 and 2002, the Company had sales to two major customers which totaled approximately $6,126,000 and $9,540,000, respectively. Amounts due from these customers included in accounts receivable were approximately $366,000 and $726,000 at December 31, 2003 and 2002, respectively.

NOTE 12: EMPLOYEE BENEFIT PLAN

The Company has a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code that covers substantially all employees. Eligible employees may contribute on a tax deferred basis a percentage of compensation up to the maximum allowable amount. Although the plan does not require a matching contribution by the Company, the Company may make a contribution. The Company"s contributions to the plan for the years ended December 31, 2003 and 2002 was approximately $24,000 and $20,000, respectively.

NOTE 13: COMMITMENTS

LEASE COMMITMENTS

The Company's corporate headquarters are located in East Hanover, New Jersey, where it operates under an amended lease agreement expiring December 31, 2005. In addition to minimum rentals, the Company is liable for its proportionate share of real estate taxes and operating expenses, as defined.

Rent expense, including automobile rentals, totaled approximately $313,000 and $416,000 in 2003 and 2002, respectively.

The Company is committed under several operating leases for automobiles that expire during 2007.

Future minimum lease payments due under all operating lease agreements as of December 31, 2003 are as follows:

             Years Ending December 31                        Office               Automobiles               Total
             ------------------------                  -------------------    --------------------    -------------------
                       2004                                     $ 310,615                $ 33,013              $ 343,628
                       2005                                       299,575                  30,785                330,360
                       2006                                             -                  30,785                 30,785
                       2007                                             -                   7,696                  7,696
                                                       -------------------    --------------------    -------------------

                                                                $ 610,190               $ 102,279              $ 712,469
                                                       ===================    ====================    ===================


LETTER OF CREDIT

The Company is committed under an outstanding letter of credit with a bank to secure the security deposit on the office space in the amount of $83,375 and $191,356 as of December 31, 2003 and 2002, respectively.

AGREEMENTS

During 2002, the Company executed a twelve month employment agreement with one of Scosys' senior management. This agreement expired in November 2003 and has not been renewed.

NOTE 14: SUBSEQUENT EVENTS

Reverse Merger

On August 21, 2003, LCS Group, Inc., LCS Acquisition Corp., a wholly owned subsidiary of LCS Group, Inc., CSI and CSI's executive officers and principal stockholders, executed an Agreement and Plan of Reorganization to merge CSI into LCS Acquisition Corp. This transaction was consummated on January 30, 2004, CSI became the operating entity, LCS Group changed its name to CSl and the CSI shareholders control approximately 84% of the shares of the Company.

In connection with this transaction, LCS Group, Inc. agreed to a.) increase the number of common shares they were authorized to issue from 50,000,000 to 1,000,000,000; b.) authorized the right to issue up to 20,000,000 shares of preferred stock; and c.) adopted the 2003 Stock Incentive Plan (the "2003 Stock Option Plan").

The 2003 Stock Option Plan authorizes the issuance of up to 100,000,000 shares of common stock for issuance upon exercise of options. It also authorizes the issuance of stock appreciation rights. On March 29, 2004, the Company granted 19,200,000 options to purchase its common stock at an exercise price of $0.165.

Since the stockholders of CSI own a majority of the issued and outstanding shares of LCS Group, Inc. (prior to the name change noted above) after the merger, this transaction will be accounted for as a reverse merger whereby CSI is deemed to be the accounting acquirer of LCS Group, Inc.. Because LCS Group, Inc. did not have any assets or liabilities prior to the merger, there is no goodwill or other intangibles that will arise from the merger. As a result, historical stockholder's equity of CSI will be retroactively restated to reflect the recapitalization.

PRO-FORMA INFORMATION: For the nine months ended November 30, 2003, LCS Group Inc. reported an unaudited loss from operations of approximately $561,000. The loss from operations consisted of $487,000 of selling, general and administrative expenses and $74,000 of interest expense. As part of the merger with CSI, a condition precedent to closing the merger transaction, 100% of the outstanding stock of LCS Golf, Inc. (a wholly-owned subsidiary of LCS Group, Inc.) was required to be sold to a third-party. As the results noted above are those of LCS Golf, Inc. which was sold prior to the merger, no pro-forma results of operations are shown. As a result of the retroactive recapitalization, CSI would have had 593,000,000 and 592,900,000 shares of common stock outstanding as of December 31, 2003 and 2002, respectively.

Borrowings under the Unsecured Convertible Line of Credit Note

On October 29, 2003, the Company made arrangements to obtain a $2,000,000 Unsecured Convertible Line of Credit Note. The terms of this new note provide for interest accruing on advances at 7% per annum with a maturity date of October 28, 2008, unless converted into Common Stock at the Company's or the Note holder's option. As of February 28, 2004, the Company has drawn down on the facility and received advances totaling $2,000,000.

Replacement Line of Credit

On March 30, 2004, the Company executed a $3,000,000 revolving line of credit secured by substantially all of the corporate assets with a new financial institution. This credit facility was utilized to replace the existing Line of Credit facility expiring in June 2004 and both Notes payable to a bank. The terms of this new note provide for interest accruing on advances at seven eighths of one percent (7/8%) over the institution's prime rate. This line of credit contains certain financial covenants including but not limited to a.) Debt Service Coverage ratios; b.) Minimum Tangible Capital Funds limits; and c.) Current Ratio limits, as defined. The Company will be measured quarterly on these covenants beginning June 30, 2004.

DeLeeuw Acquisition

In March 2004, the Company formed a wholly-owned acquisition subsidiary, DeLeeuw Conversion LLC ("DCL"), for the purpose of consummating a merger with DeLeeuw Associates, Inc. a privately-held New Jersey corporation ("DAI"). On March 4, 2004, DCL completed the merger with DAI. At the closing of the merger, DAI was merged with and into DCL, and Mr. DeLeeuw received $2,000,000 and 80,000,000
outstanding  shares  of  common  stock  of  CSI  (approximately   11.9%  of  the
outstanding shares). On March 5, 2004, DCL changed its name to Deleeuw Associates, LLC.

Employment Agreements

On March 26, 2004, the Company entered into employment agreement with Scott Newman , CSI's President and Chief Executive Officer, director and principal stockholder. The agreement provides for an annual salary of $500,000 and an annual bonus to be awarded by the Company's to-be-appointed Compensation Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance. In the event that Mr. Newman's employment is terminated other than with good cause, he will receive a payment of three year's base salary.

On March 26, 2004, the Company entered into employment agreement with Glenn Peipert, CSI's Vice President and Chief Operating Officer, director and principal stockholder. The agreement provides for an annual salary of $375,000 and an annual bonus to be awarded by the Company's to-be-appointed Compensation Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance. In the event that Mr. Peipert's employment is terminated other than with good cause, he will receive a payment of three year's base salary.

On March 26, 2004, the Company entered into employment agreement with Mitchell Peipert, CSI's Vice President and Chief Financial Officer. The agreement provides for an annual salary to of $200,000 and an annual bonus to be awarded by the Company's to-be-appointed Compensation Committee. The agreement also provides for health, life and disability insurance, as well as a monthly car allowance. In the event that Mr. Peipert's employment is terminated other than with good cause, he will receive a payment of three year's base salary.

--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT ARE CURRENTLY DEEMED IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE RISKS AND UNCERTAINTIES DESCRIBED IN THIS DOCUMENT AND OTHER RISKS AND UNCERTAINTIES WHICH WE MAY FACE IN THE FUTURE WILL HAVE A GREATER IMPACT UPON THOSE WHO PURCHASE OUR COMMON STOCK. THESE PURCHASERS WILL PURCHASE OUR COMMON STOCK AT THE MARKET PRICE OR AT A PRIVATELY NEGOTIATED PRICE AND WILL RUN THE RISK OF LOSING THEIR ENTIRE INVESTMENT

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------


                    CONVERSION SERVICES INTERNATIONAL, INC.


                       99,506,033 SHARES OF COMMON STOCK


                             ----------------------

                                   PROSPECTUS

                             ----------------------


--------------------------------------------------------------------------------




                                  ___ __, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM. 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The registrant's certificate of incorporation, as amended, currently states that a director of the registrant shall have no personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      The registrant's bylaws require the registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving while a director or officer of the registrant at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Any person claiming indemnification as provided in the bylaws shall be entitled to advances from the registrant for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law. On the request of any person requesting indemnification under such provisions, the Board of Directors of the registrant or a committee thereof shall determine whether such indemnification is permissible or such determination shall be made by independent legal counsel if the board or committee so directs or if the board or committee is not empowered by statute to make such determination.

      The indemnification and advancement of expenses provided by the bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant or is or was serving at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the bylaws.

      The duties of the registrant to indemnify and to advance expenses to a director or officer provided in the bylaws shall be in the nature of a contract between the registrant and each such director or officer, and no amendment or repeal of any such provision of the bylaws shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

      Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Securities Act and is therefore unenforceable. The registrant has directors and officers liability insurance.

ITEM. 25. EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is an estimate of the expenses that we expect to incur in connection with this registration. We will pay all of these expenses, and the selling stockholders will not pay any of them.

                                                         AMOUNT
                                                       TO BE PAID
                                                       ----------
       SEC registration fee                            $ 2,017.19
       Printing and engraving expenses                 $ 2,500.00
       Legal fees and expenses                         $40,000.00
       Accounting fees and expenses                    $20,000.00
       Transfer Agent and Registrar fees               $ 2,000.00*
       Miscellaneous fees and expenses                 $ 3,482.81
                                                       ----------
                Total                                  $70,000.00

*        Estimate, and subject to future contingencies.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      Set forth below is information regarding the issuance and sales of our securities without registration during the last three years. Other than as set forth below, no such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. All sales below were made in reliance on Section 4(2) of the Securities Act.

      In May 2004, we raised an aggregate of $1,953,000 pursuant to a private offering, in which investors purchased units consisting of shares of our common stock and warrants to purchase shares of our common stock. Pursuant to the private offering, participating investors received 16,275,000 shares of our common stock (at a purchase price of $0.12 per share) and 4,068,750 warrants to purchase shares of our common stock at $0.14 per share. The warrants expire in May 2007.

      In March 2004, Robert C. DeLeeuw was issued 80,000,000 shares of common stock pursuant to the company's acquisition of DeLeeuw Associates, Inc.

      In January 2004, loans by Dr. Michael Mitchell, the former President, Chief Executive Officer and sole director of LCS, and by Alex Bruni, the former Vice President and Secretary of LCS, were converted into 18,313,157 and 1,000,000 shares of our common stock, respectively, at the closing of the merger of privately-held Conversion Services International, Inc. ("Old CSI") with and into LCS Acquisition Corp., whereby the former stockholders of Old CSI assumed control of our company (the "Merger").

      In January 2004, 500,000,000 shares of common stock were issued Scott Newman, Glenn Peipert and certain investors at the closing of the Merger.

      In December 2003, Gene R. Kazlow, Esq. was issued 500,000 shares of common stock in consideration for performed legal services.

      In December 2003, Barry Feiner, Esq. was issued 500,000 shares of common stock in consideration for performed legal services.

      In December 2003, Susan Erwin was issued 200,000 shares of common stock in consideration for a loan made to a former subsidiary of the Company.

      In December 2003, Lawrence Slavin was issued 100,000 shares of common stock in consideration for performed consulting services.

      In December 2003, Roger Jones was issued 125,000 shares of common stock in consideration for a loan made to a former subsidiary of the Company.

      In November 2003, J.T. Shulman & Company, P.C. was issued 125,000 shares of common stock in consideration for performed accounting services.

      In May 2003, Robert E. Morris was issued 1,100,000 shares of common stock in consideration for a loan made to a former subsidiary of the Company.

      On March 22, 2002, we issued 500,000 shares of our common stock to two of our former directors.

ITEM 27. EXHIBITS

      The following is a list of exhibits filed as a part of this annual registration statement. Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference. For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated parenthetically except for those situations where the exhibit number was the same as set forth below.

2.1 Agreement and Plan of Reorganization, dated August 21, 2003, among the Registrant, LCS Acquisition Corp., Conversion Services International, Inc. and certain affiliated stockholders of Conversion Services International, Inc. (filed as Appendix A on Schedule 14A on January 5, 2004).

2.2 First Amendment to Agreement and Plan of Reorganization, dated November 28, 2003, among the Registrant, LCS Acquisition Corp., Conversion Services International, Inc. and certain affiliated stockholders of Conversion Services International, Inc. (filed as Appendix A on Schedule 14A on January 5, 2004).

2.3 Certificate of Merger, dated January 30, 2004, relating to the merger of LCS Acquisition Corp. and Conversion Services International, Inc. (filed as Exhibit 2.3 on Form 8-K on February 17, 2004).

2.4 Acquisition Agreement, dated February 27, 2004, among the Registrant, DeLeeuw Associates, Inc. and Robert C. DeLeeuw (filed as Exhibit 2.1 on Form 8-K on March 16, 2004).

2.5 Plan and Agreement of Merger and Reorganization, dated February 27, 2004, among the Registrant, DeLeeuw Associates, Inc. and DeLeeuw Conversion LLC (filed as Exhibit 2.1 on Form 8-K on March 16, 2004).

2.6 Certificate of Merger relating to the merger of DeLeeuw Associates, Inc. and DeLeeuw Conversion LLC in Delaware (filed as Exhibit 2.1 on Form 8-K on March 16, 2004).

2.7 Certificate of Merger relating to the merger of DeLeeuw Associates, Inc. and DeLeeuw Conversion LLC in New Jersey (filed as Exhibit 2.1 on Form 8-K on March 16, 2004).

2.8 Certificate of Amendment to Certificate of Formation relating to name change of DeLeeuw Conversion LLC (filed as Exhibit 2.1 on Form 8-K on March 16, 2004).

3.1 Certificate of Incorporation, as amended (filed as Exhibit 3.1 on Form 10-SB on December 9, 1999).

3.2 Certificate of Amendment to the Registrant's Certificate of Incorporation, dated January 27, 2004, amending, among other things, the authorized shares of common and preferred stock (filed as Exhibit 3.1 on Form 8-K on February 17, 2004).

3.3 Certificate of Amendment to the Registrant's Certificate of Incorporation, dated January 30, 2004, changing the name of the Registrant from LCS Group, Inc. to Conversion Services International, Inc. (filed as Exhibit
      3.2 on Form 8-K on February 17, 2004).

3.4 Amended and Restated Bylaws (filed as Exhibit 3.3 on Form 8-K on February 17, 2004).

5.1   Opinion of Ellenoff Grossman & Schole LLP*

10.1 Employment Agreement among the Company and Scott Newman, dated March 26, 2004 (filed as Exhibit 10.1 on Form 8-K/A on April 1, 2004).

10.2 Employment Agreement among the Company and Glenn Peipert, dated March 26, 2004 (filed as Exhibit 10.2 on Form 8-K/A on April 1, 2004).

10.3 Employment Agreement among the Company and Mitchell Peipert, dated March 26, 2004 (filed as Exhibit 10.3 on Form 8-K/A on April 1, 2004).

10.4  2003 Incentive Plan (filed as Schedule B on Schedule 14A on January 5,
      2004).

21    Subsidiaries of the Company.**

23.1  Consent of Ehrenkrantz Sterling & Co. LLC**

*     To be filed by amendment.
**    Filed herewith.

UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

            (iii) To include any additional or changed material information on the plan of distribution.

      (2) For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of East Hanover, State of New Jersey on May 6, 2004.


                            CONVERSION SERVICES INTERNATIONAL, INC.



                            By:  /s/ Scott Newman
                                 --------------------------------------------
                                 Name: Scott Newman
                                 Title: President and Chief Executive Officer



                                POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints Scott Newman his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his place and stead, in any and all capacities, to sign any and all further amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:


PERSON                                   CAPACITY                                                 DATE
------                                   --------                                                 ----
/s/ Scott Newman

---------------------------------------- President, Chief Executive Officer, Chairman
Scott Newman                             and Principal Executive Officer                          May 6, 2004


/s/ Glenn Peipert
---------------------------------------- Executive Vice President, Chief Operating                May 6, 2004
Glenn Peipert                            Officer and Director


/s/ Mitchell Peipert                     Vice President, Chief Financial Officer,
---------------------------------------- Secretary, Treasurer and Principal Accounting            May 6, 2004
Mitchell Peipert                         Officer


/s/ Lawrence K. Reisman
---------------------------------------- Director                                                 May 6, 2004
Lawrence K. Reisman